Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pilgrim’s Pride Corporation

We have audited the accompanying consolidated balance sheets of Pilgrim’s Pride Corporation (the “Company”) as of December 26, 2010 and September 26, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 26, 2010, the three months ended December 27, 2009, and the years ended September 26, 2009 and September 27, 2008. Our audits also include the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pilgrim’s Pride Corporation at December 26, 2010 and September 26, 2009, and the consolidated results of its operations and its cash flows for the year ended December 26, 2010, the three months ended December 27, 2009, and the years ended September 26, 2009 and September 27, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Pilgrim’s Pride Corporation’s internal control over financial reporting as of December 26, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2011 (which is not included herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Denver, Colorado

February 11, 2011, except for Note 23, as to which the date is August 19, 2011

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 26, 2010	September 26, 2009
	(In thousands, except shares and per share data)
Assets:
Cash and cash equivalents	$106,077	$220,029
Restricted cash	60,953	—
Investment in available-for-sale securities	1,554	5,302
Trade accounts and other receivables, less allowance for doubtful accounts	321,765	316,953
Inventories	1,029,254	763,869
Income taxes receivable	58,465	15,028
Current deferred tax assets	3,476	—
Prepaid expenses and other current assets	81,250	44,540
Assets held for sale	47,671	473

Total current assets	1,710,465	1,366,194
Investment in available-for-sale securities	11,595	57,314
Deferred tax assets	22,609	16,732
Other long-lived assets	67,143	63,609
Identified intangible assets, net	48,950	57,179
Property, plant and equipment, net	1,358,136	1,499,476

	$3,218,898	$3,060,504

Liabilities and stockholders’ equity:
Accounts payable	$329,780	$182,173
Accounts payable to JBS USA, LLC	7,212	—
Accrued expenses	297,594	309,259
Pre-petition obligations	346	—
Income taxes payable	6,814	—
Current deferred tax liabilities	38,745	16,732
Current maturities of long-term debt	58,144	—

Total current liabilities	738,635	508,164
Long-term debt, less current maturities	1,281,160	41,062
Deferred tax liabilities	3,476	22,213
Other long-term liabilities	117,031	98,783

Total liabilities not subject to compromise	2,140,302	670,222
Liabilities subject to compromise	—	2,233,161
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized; 214,281,914 shares issued and outstanding at year-end 2010; 77,141,389 shares issued and outstanding at year-end 2009	2,143	771
Additional paid-in capital	1,442,810	646,793
Accumulated deficit	(348,653)	(469,407)
Accumulated other comprehensive loss	(23,637)	(27,237)

Total Pilgrim’s Pride Corporation stockholders’ equity	1,072,663	150,920
Noncontrolling interest	5,933	6,201

Total stockholders’ equity	1,078,596	157,121

	$3,218,898	$3,060,504

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 26, 2010	Three Months Ended December 27, 2009	Twelve Months Ended September 26, 2009	Twelve Months Ended September 27, 2008
	(In thousands, except per share data)
Net sales	$6,881,629	$1,602,734	$7,088,055	$8,518,757
Costs and expenses:
Cost of sales	6,416,318	1,531,104	6,764,788	8,738,126
Operational restructuring charges, net	4,318	2,877	12,464	27,990

Gross profit (loss)	460,993	68,753	310,803	(247,359)
Selling, general and administrative expense	209,544	62,523	241,489	292,735
Goodwill impairment	—	—	—	501,446
Administrative restructuring charges, net	66,022	(1,359)	1,987	16,156

Total costs and expenses	6,696,202	1,595,145	7,020,728	9,576,453

Operating income (loss)	185,427	7,589	67,327	(1,057,696)
Other expenses (income):
Interest expense	105,553	44,673	161,929	134,220
Interest income	(3,805)	(480)	(4,386)	(2,593)
Loss on early extinguishment of debt	11,726	—	—	—
Miscellaneous, net	(13,076)	(884)	(3,642)	(3,414)

Total other expenses	100,398	43,309	153,901	128,213

Income (loss) from continuing operations before reorganization	85,029	(35,720)	(86,574)	(1,185,909)
Reorganization items, net	18,541	32,726	87,275	—

Income (loss) from continuing operations before income taxes	66,488	(68,446)	(173,849)	(1,185,909)
Income tax benefit	(23,838)	(102,371)	(21,586)	(194,921)

Income (loss) from continuing operations	90,326	33,925	(152,263)	(990,988)
Income (loss) from discontinued business, net of tax	—	—	599	(6,409)

Net income (loss)	90,326	33,925	(151,664)	(997,397)
Less: Net income (loss) attributable to noncontrolling interest	3,185	312	(82)	1,184

Net income (loss) attributable to Pilgrim’s Pride Corporation	$87,141	$33,613	$(151,582)	$(998,581)

Net income (loss) per common share—basic:
Income (loss) from continuing operations attributable to Pilgrim’s Pride Corporation common stockholders	$0.41	$0.45	$(2.06)	$(14.31)
Income (loss) from discontinued business attributable to Pilgrim’s Pride Corporation common stockholders	—	—	0.01	(0.09)

Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	$0.41	$0.45	$(2.05)	$(14.40)

Net income (loss) per common share—diluted:
Income (loss) from continuing operations attributable to Pilgrim’s Pride Corporation common stockholders	$0.41	$0.44	$(2.06)	$(14.31)
Income (loss) from discontinued business attributable to Pilgrim’s Pride Corporation common stockholders	—	—	0.01	(0.09)

Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	$0.41	$0.44	$(2.05)	$(14.40)

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Twelve Months Ended December 26, 2010	Three Months Ended December 27, 2009	Twelve Months Ended September 26, 2009	Twelve Months Ended September 27, 2008
	(In thousands, except per share data)
Weighted average shares outstanding:
Basic	214,282	74,374	74,056	69,337
Effect of dilutive common stock equivalents	—	2,767	2,060	—

Diluted	214,282	77,141	76,116	69,337

Amounts attributable to Pilgrim’s Pride Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$87,141	$33,613	$(152,181)	$(992,172)
Income (loss) from discontinued business, net of tax	—	—	599	(6,409)

Net income (loss)	$87,141	$33,613	$(151,582)	$(998,581)

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Twelve Months Ended December 26, 2010	Three Months Ended December 27, 2009	Twelve Months Ended September 26, 2009	Twelve Months Ended September 27, 2008
	(In thousands, except per share data)
Net income (loss)	$90,326	$33,925	$(151,664)	$(997,397)

Other comprehensive income:
Unrealized holding gains (losses) on available-for-sale securities, net of tax	(226)	41	2,695	(2,252)
Recognition in earnings of a previously unrecognized loss on a derivative instrument designated as a cash flow hedge, net of tax	(2,565)	(139)	(357)	(356)
Gains (losses) associated with pension and other postretirement benefits, net of tax	6,420	69	(50,736)	9,767

Total other comprehensive income (loss), net of tax	3,629	(29)	(48,398)	7,159

Comprehensive income (loss)	93,955	33,896	(200,062)	(990,238)
Less: Comprehensive income (loss) attributable to noncontrolling interests	3,185	312	(82)	1,184

Comprehensive income (loss) attributable to Pilgrim’s Pride Corporation	$90,770	$33,584	$(199,980)	$(991,422)

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Pilgrim’s Pride Corporation Stockholders
	Total	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shares	Common Stock	Additional Paid-in Capital	Noncontrolling Interests in Consolidated Subsidiaries
	(In thousands)
Balance at September 29, 2007	$1,174,320		$687,775	$14,002	66,556	$665	$469,779	$2,099
Comprehensive income (loss):
Net income (loss)	(997,397)	(998,581)	(998,581)					1,184
Other comprehensive income (loss), net of tax:
Net unrealized holding losses on available-for- sale securities, net of tax	(2,252)	(2,252)		(2,252)
Recognition in earnings of a previously unrealized gain on a derivative instrument designated as a cash flow hedge, net of tax	(356)	(356)		(356)
Gains associated with pension and other postretirement benefits	9,767	9,767		9,767

Total other comprehensive income	7,159	7,159

Total comprehensive loss	(990,238)	(991,422)

Formation of joint venture	3,031							3,031
Sale of common stock	177,218				7,500	75	177,143
Cash dividends declared ($.09 per share)	(6,328)		(6,328)
Other activity	52		52

Balance at September 27, 2008	$358,055		$(317,082)	$21,161	74,056	$740	$646,922	$6,314
Comprehensive income (loss):
Net loss	(151,664)	(151,582)	(151,582)					(82)
Other comprehensive income (loss), net of tax:
Net unrealized holding gains on available-for- sale securities, net of tax	2,695	2,695		2,695
Recognition in earnings of a previously unrealized gain on a derivative instrument designated as a cash flow hedge, net of tax	(357)	(357)		(357)
Losses associated with pension and other postretirement benefits	(50,736)	(50,736)		(50,736)

Total other comprehensive loss	(48,398)	(48,398)

Total comprehensive loss	(200,062)	(199,980)

Issuance of restricted common stock					3,085	31	(31)
Other activity	(872)		(743)				(98)	(31)

Balance at September 26, 2009	$157,121		$(469,407)	$(27,237)	77,141	$771	$646,793	$6,201

		Pilgrim’s Pride Corporation Stockholders
	Total	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shares	Common Stock	Additional Paid-in Capital	Noncontrolling Interests in Consolidated Subsidiaries
	(In thousands)
Comprehensive income (loss):
Net income	33,925	33,613	33,613					312
Other comprehensive income (loss), net of tax:
Net unrealized holding gains on available-for- sale securities, net of tax	41	41		41
Recognition in earnings of a previously unrealized gain on a derivative instrument designated as a cash flow hedge, net of tax	(139)	(139)		(139)
Gains associated with pension and other postretirement benefits	69	69		69

Total other comprehensive loss	(29)	(29)

Total comprehensive income	33,896	33,584

Share-based payments	1,790						1,790
Other activity	1							1

Balance at December 27, 2009	$192,808		$(435,794)	$(27,266)	77,141	$771	$648,583	$6,514
Comprehensive income (loss):
Net income	90,326	87,141	87,141					3,185
Other comprehensive income (loss), net of tax:
Net unrealized holding losses on available-for- sale securities, net of tax	(226)	(226)		(226)
Recognition in earnings of a previously unrealized gain on a derivative instrument designated as a cash flow hedge, net of tax	(2,565)	(2,565)		(2,565)
Gains associated with pension and other postretirement benefits	6,420	6,420		6,420

Total other comprehensive income	3,629	3,629

Total comprehensive income	93,955	90,770

Common stock issued	800,000				137,141	1,372	798,628
Other activities	(8,167)						(4,401)	(3,766)

Balance at December 26, 2010	$1,078,596		$(348,653)	$(23,637)	214,282	$2,143	$1,442,810	$5,933

The accompanying notes are an integral part of these Consolidated Financial Statements.

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 26, 2010	Three Months Ended December 27, 2009	Twelve Months Ended September 26, 2009	Twelve Months Ended September 27, 2008
	(In thousands)
Cash flows from operating activities:
Net income (loss) attributable to Pilgrim’s Pride Corporation	$87,141	$33,613	$(151,582)	$(998,581)
Adjustments to reconcile net income (loss) attributable to Pilgrim’s Pride Corporation to cash provided by (used in) operating activities:
Depreciation and amortization	231,045	56,705	236,005	240,305
Asset impairment	26,484	—	5,409	13,184
Goodwill impairment	—	—	—	501,446
Noncash loss on early extinguishment of debt recognized as a component of other expense	11,726	—	—	—
Noncash loss on early extinguishment of debt recognized as a reorganization item	13,654	—	—	—
Accretion of bond discount	38	—	—	—
Gain on property disposals	(401)	(1,377)	(26,353)	(14,850)
Share-based compensation	—	1,790	—	—
Deferred income tax benefit	(69,260)	(112,392)	(21,478)	(195,944)
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	(55,881)	—	(10,072)	—
Trade accounts and other receivables	(9,045)	6,577	(173,915)	(19,864)
Inventories	(285,839)	26,006	284,678	(103,937)
Prepaid expenses and other current assets	(45,315)	9,897	24,036	(23,392)
Accounts payable and accrued expenses	(91,119)	16,540	(101,255)	(71,293)
Income taxes receivable, net	145,056	10,909	(2,269)	(1,552)
Deposits	56,552	(49,635)	—	—
Other	(231)	(2,690)	1,730	(6,374)

Cash provided by (used in) operating activities	14,605	(4,057)	64,934	(680,852)
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(179,332)	(30,463)	(88,193)	(152,501)
Purchases of investment securities	(17,201)	(6,024)	(19,958)	(38,043)
Proceeds from sale or maturity of investment securities	68,100	4,511	18,946	27,545
Proceeds from property sales and disposals	14,698	3,522	85,736	41,367

Cash used in investing activities	(113,735)	(28,454)	(3,469)	(121,632)
Cash flows from financing activities:
Proceeds from short-term notes payable	—	—	430,817	—
Payments on short-term notes payable	—	—	(430,817)	—
Proceeds from long-term debt	2,438,855	60,370	833,424	2,264,912
Payments on long-term debt	(3,197,399)	(10,144)	(719,762)	(1,646,028)
Proceeds from sale of common stock	800,000	—	—	177,218
Change in outstanding cash management obligations	—	—	(11,172)	13,558
Purchase of remaining interest in subsidiary	(7,637)	—	—	—
Payment of capitalized loan costs	(62,788)	—	—	—
Other financing activities	(511)	(1,976)	(1,337)	(11,917)

Cash provided by (used in) financing activities	(29,480)	48,250	101,153	797,743
Effect of exchange rate changes on cash and cash equivalents	(1,613)	532	(4,142)	126

Increase (decrease) in cash and cash equivalents	(130,223)	16,271	158,476	(4,615)
Cash and cash equivalents, beginning of period	236,300	220,029	61,553	66,168

Cash and cash equivalents, end of period	$106,077	$236,300	$220,029	$61,553

Supplemental Disclosure Information:
Interest paid (net of amount capitalized)	$66,044	$16,298	$79,689	$142,339
Income taxes paid (received)	$(115,974)	$(86)	$11,228	$6,411

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Pilgrim’s Pride Corporation (referred to herein as “Pilgrim’s,” “PPC,” “the Company,” “we,” “us,” “our,” or similar terms) is one of the largest chicken companies in the United States (“US”), Mexico and Puerto Rico. Our fresh chicken retail line is sold in the southeastern, central, southwestern and western regions of the US, throughout Puerto Rico, and in the northern and central regions of Mexico. Our prepared-foods products meet the needs of some of the largest customers in the food service industry across the US. Additionally, the Company exports commodity chicken products to approximately 95 countries. As a vertically integrated company, we control every phase of the production of our products. We operate feed mills, hatcheries, processing plants and distribution centers in 14 US states, Puerto Rico and Mexico. Our fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. Our prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated.

Consolidated Financial Statements

On December 28, 2009, the Company adopted the Amended and Restated Corporate Bylaws (the “Restated Bylaws”), which changed the Company’s fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. This change aligns the Company’s reporting cycle with the fiscal calendar of JBS USA Holdings, Inc. (“JBS USA”). The change was effective with the Company’s 2010 fiscal year, which began December 27, 2009 and ended December 26, 2010 and resulted in an approximate three-month transition period which began September 27, 2009 and ended December 27, 2009 (the “Transition Period”). The Company now operates on the basis of a 52/53-week fiscal year that ends on the Sunday falling on or before December 31. The reader should assume any reference we make to a particular year (for example, 2010) in the notes to these Consolidated Financial Statements applies to our fiscal year and not the calendar year.

The consolidated financial statements include the accounts of Pilgrim’s Pride Corporation and its majority owned subsidiaries. We eliminate all significant affiliate accounts and transactions upon consolidation.

The Company re-measures the financial statements of its Mexico subsidiaries as if the US dollar were the functional currency. Accordingly, we translate assets and liabilities, other than non-monetary assets, of the Mexico subsidiaries at current exchange rates. We re-measure non-monetary assets using the historical exchange rate in effect on the date of each asset’s acquisition. We re-measure income and expenses at average exchange rates in effect during the period. Currency exchange gains or losses are included in the line item Miscellaneous, net in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting Adjustments and Reclassifications

In 2010, subsequent to the purchase of a controlling interest in our common stock by JBS USA, we began recognizing production complex administration costs as components of cost of sales to conform to the treatment utilized by JBS USA and by other companies within the animal proteins industry. To conform to the 2010 presentation, we have reclassified production complex administration costs originally recognized as components of selling, general and administrative expenses in the Transition Period, 2009 and 2008 Consolidated Financial Statements to cost of sales.

We also have made certain other reclassifications to the Transition Period, 2009 and 2008 Consolidated Financial Statements with no impact to reported net income (loss) in order to conform to the 2010 presentation.

Revenue Recognition

Revenue is recognized upon the transfer of significant risks and rewards of ownership of the product to the customer and is recorded net of estimated incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged back to net sales in the period in which the facts that give rise to the revision become known.

Shipping and Handling Costs

Costs associated with the products shipped to customers are recognized in cost of sales.

Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Current and Long-Term Investments

The Company’s current and long-term investments consist primarily of investment-grade debt and equity securities, bond and equity mutual funds, and insurance contracts. The investment-grade debt and equity securities as well as the bond and equity mutual funds are classified as available-for-sale. These securities are recorded at fair value, and unrealized holding gains and losses are recorded, net of tax, as a separate component of accumulated other comprehensive income. Debt securities with remaining maturities of less than one year and those identified by management at the time of purchase for funding operations in less than one year are classified as current. Debt securities with remaining maturities greater than one year that management has not identified at the time of purchase for funding operations in less than one year are classified as long-term. All equity securities are classified as long-term. Unrealized losses are charged against net earnings when a decline in fair value is determined to be other than temporary. Management reviews several factors to determine whether a loss is other than temporary, such as the length of time a security is in an unrealized loss position, the extent to which fair value is less than amortized cost, the impact of changing interest rates in the short and long term, and the Company’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. The Company determines the cost of each security sold and each amount reclassified out of accumulated other comprehensive income into earnings using the specific identification method. Purchases and sales are recorded on a trade date basis. The insurance contracts are held in the Company’s deferred compensation trusts. They are recorded at fair value with the gains and losses resulting from changes in fair value immediately recognized in earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in joint ventures and entities in which the Company has an ownership interest greater than 50% and exercises control over the venture are consolidated in the Consolidated Financial Statements. Noncontrolling interests are included in the Consolidated Balance Sheets. Investments in joint ventures and entities in which the Company has an ownership interest between 20% and 50% and exercises significant influence are accounted for using the equity method. The Company owns a 49% interest in Merit Provisions LLC (“Merit”) that it consolidates because the Company provided financial support to the entity that owns a 51% interest in Merit. The operations of Merit are not significant to the Company as a whole at this time. The Company invests from time to time in ventures in which its ownership interest is less than 20% and over which it does not exercise significant influence. Such investments are accounted for under the cost method. The fair values for investments not traded on a quoted exchange are estimated based upon the historical performance of the ventures, the ventures’ forecasted financial performance and management’s evaluation of the ventures’ viability and business models. To the extent the book value of an investment exceeds its assessed fair value, the Company will record an appropriate impairment charge. Thus, the carrying value of the Company’s investments approximates fair value.

Accounts Receivable

The Company records accounts receivable when revenue is recognized. We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, current trends, aging of accounts receivable, and periodic credit evaluations of our customers’ financial condition. We write off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable.

Inventories

Live chicken inventories are stated at the lower of cost or market and breeder hens at the lower of cost, less accumulated amortization, or market. The costs associated with breeder hens are accumulated up to the production stage and amortized over their productive lives using the unit-of-production method. Finished poultry products, feed, eggs and other inventories are stated at the lower of cost (average) or market.

We record valuations and adjustments for our inventory and for estimated obsolescence at or equal to the difference between the cost of inventory and the estimated market value based upon known conditions affecting inventory obsolescence, including significantly aged products, discontinued product lines, or damaged or obsolete products. We allocate meat costs between our various finished chicken products based on a by-product costing technique that reduces the cost of the whole bird by estimated yields and amounts to be recovered for certain by-product parts. This primarily includes leg quarters, wings, tenders and offal, which are carried in inventory at the estimated recovery amounts, with the remaining amount being reflected as our breast meat cost.

Generally, the Company performs an evaluation of whether any lower of cost or market adjustments are required at the country level based on a number of factors, including: (i) pools of related inventory, (ii) product continuation or discontinuation, (iii) estimated market selling prices and (iv) expected distribution channels. If actual market conditions or other factors are less favorable than those projected by management, additional inventory adjustments may be required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Property, plant and equipment are stated at cost, and repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of these assets. Estimated useful lives for building, machinery and equipment are five to 33 years and for automobiles and trucks are three to ten years. The charge to income resulting from amortization of assets recorded under capital leases is included with depreciation expense.

The Company records impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The impairment charge is determined based upon the amount the net book value of the assets exceeds their fair market value. In making these determinations, the Company utilizes certain assumptions, including, but not limited to: (i) future cash flows estimated to be generated by these assets, which are based on additional assumptions such as asset utilization, remaining length of service and estimated salvage values, (ii) estimated fair market value of the assets and (iii) determinations with respect to the lowest level of cash flows relevant to the respective impairment test, generally groupings of related operational facilities.

Given the interdependency of the Company’s individual facilities during the production process, which operate as a vertically integrated network, and the fact that the Company does not price transfers of inventory between its vertically integrated facilities at market prices, it evaluates impairment of assets held and used at the country level (i.e., the US and Mexico) within each segment. Management believes this is the lowest level of identifiable cash flows for its assets that are held and used in production activities. At the present time, the Company’s forecasts indicate that it can recover the carrying value of its assets based on the projected cash flows of the operations. A key assumption in management’s forecast is that the Company’s sales volumes will return to historical margins as supply and demand between commodities and chicken and other animal-based proteins become more balanced. However, the exact timing of the return to historical margins is not certain, and if the return to historical margins is delayed, impairment charges could become necessary in the future.

Identified Intangible Assets

Our identified intangible assets consist of assets subject to amortization such as trade names, customer relationships and non-compete agreements. We calculate amortization of those assets that are subject to amortization on a straight-line basis over the estimated useful lives of the related assets. The useful lives range from three to 15 years for trade names and non-compete agreements and 13 years for customer relationships.

We review intangible assets subject to amortization for impairment whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment.

Litigation and Contingent Liabilities

The Company is subject to lawsuits, investigations and other claims related to employment, environmental, product and other matters. The Company is required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters. The Company estimates the amount of reserves required, including anticipated cost of defense, if any, for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

these contingencies when losses are determined to be probable and after considerable analysis of each individual issue. With respect to our environmental remediation obligations, the accrual for environmental remediation liabilities is measured on an undiscounted basis. These reserves may change in the future due to changes in the Company’s assumptions, the effectiveness of strategies, or other factors beyond the Company’s control.

Accrued Self Insurance

Insurance expense for casualty claims and employee-related health care benefits are estimated using historical and current experience and actuarial estimates. Stop-loss coverage is maintained with third-party insurers to limit the Company’s total exposure. Certain categories of claim liabilities are actuarially determined. The assumptions used to arrive at periodic expenses are reviewed regularly by management. However, actual expenses could differ from these estimates and could result in adjustments to be recognized.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effect of temporary differences between the book and tax bases of recorded assets and liabilities, net operating losses and tax credit carry forwards. The amount of deferred tax on these temporary differences is determined using the tax rates expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on the tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, potential for carry back of tax losses, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances have been established primarily for net operating loss carry forwards. See “Note 13. Income Taxes” to the Consolidated Financial Statements.

The Company deems its earnings from Mexico to be permanently reinvested. As such, US deferred income taxes have not been provided on these earnings. If such earnings were not considered indefinitely reinvested, certain deferred foreign and US income taxes would be provided. For activity after 2008, the Company did not permanently reinvest its earnings in Puerto Rico. Therefore, net earnings generated in Puerto Rico have US taxes provided as if the earnings were distributed.

The Company follows the provisions under ASC 740-10-25 that provides a recognition threshold and measurement criteria for the financial statement recognition of a tax benefit taken or expected to be taken in a tax return. Tax benefits are recognized only when it is more likely than not, based on the technical merits, that the benefits will be sustained on examination. Tax benefits that meet the more-likely-than-not recognition threshold are measured using a probability weighting of the largest amount of tax benefit that has greater than 50% likelihood of being realized upon settlement. Whether the more-likely-than-not recognition threshold is met for a particular tax benefit is a matter of judgment based on the individual facts and circumstances evaluated in light of all available evidence as of the balance sheet date. See “Note 13. Income Taxes” to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension and Other Postemployment Benefits

Our pension and other postemployment benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.

Operating Leases

Rent expense for operating leases is recorded on a straight-line basis over the lease term unless the lease contains an escalation clause which is not fixed or determinable. The lease term begins when we have the right to control the use of the leased property, which is typically before rent payments are due under the terms of the lease. If a lease has a fixed or determinable escalation clause, the difference between rent expense and rent paid is recorded as deferred rent and is included in the Consolidated Balance Sheets. Rent for operating leases that do not have an escalation clause or where escalation is based on an inflation index is expensed over the lease term as it is payable.

Derivative Financial Instruments

The Company attempts to mitigate certain financial exposures, including commodity purchase exposures and interest rate risk, through a program of risk management that includes the use of derivative financial instruments. We recognize all derivative financial instruments in the Consolidated Balance Sheets at fair value. We elected not to designate derivative financial instruments executed to mitigate commodity purchase exposures as hedges of forecasted transactions. Therefore, we recognize changes in the fair value of these derivative financial instruments immediately in earnings. Gains or losses related to these derivative financial instruments are included in the line item Cost of sales in the Consolidated Statements of Operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We make significant estimates in regard to receivables collectability; inventory valuation; realization of deferred tax assets; valuation of long-lived assets, including goodwill; valuation of contingent liabilities, liabilities subject to compromise and self insurance liabilities; valuation of pension and other postretirement benefits obligations; and valuation of acquired businesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncements

On September 27, 2009, the Company adopted guidance under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It also requires an acquirer to recognize as expense most transaction and restructuring costs as incurred, rather than include such items in the cost of the acquired entity. Adoption of the subject guidance under ASC Topic 805 will impact any future business combinations that occur on or after the adoption date. The Company will evaluate the impact of the subject guidance as each business combination is consummated.

On September 27, 2009, the Company adopted guidance under ASC Subtopic 810-10, Consolidation-Overall, which establishes standards for how a reporting entity (i) identifies, labels and presents in its consolidated statement of financial position the ownership interests in subsidiaries held by parties other than itself, (ii) identifies and presents on the face of its consolidated statement of operations the amount of consolidated net income attributable to itself and to the noncontrolling interest, (iii) accounts for changes in its ownership interest while it retains a controlling financial interest in a subsidiary, (iv) initially measures any retained noncontrolling equity investment in a subsidiary that is deconsolidated and (v) discloses other information about its interests and the interests of the noncontrolling owners. The Company has retroactively reclassified the noncontrolling interests in certain subsidiaries, none of which are material to the Company’s operations. Accordingly, the adoption of the subject guidance under ASC Subtopic 810-10 did not have a material impact on the Company’s consolidated financial statements.

On September 27, 2009, the Company adopted guidance under ASC Subtopic 715-20, Compensation-Retirement Benefits-Defined Benefit Plans-General, which establishes standards for an employer’s disclosures about assets of a defined benefit pension or other postretirement plan, including disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. Adoption of the subject guidance under ASC Subtopic 715-20 did not have a material impact on the Company’s consolidated financial statements.

On September 27, 2009, the Company adopted Accounting Standards Update (“ASU”) 2009-05, Measuring Liabilities at Fair Value, which provides amendments to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-General, for the fair value measurement of liabilities and clarifies the techniques required to measure fair value when a quoted price in an active market for the identical liability is not available. The adoption of the subject guidance under ASC Subtopic 820-10 did not have a material impact on the Company’s consolidated financial statements.

On December 28, 2009, the Company adopted a portion of ASU 2010-06, Improving Disclosures about Fair Value Measurements, which provides amendments to ASC Subtopic 820-10 that require new disclosures regarding transfers in and out of Level 1 and Level 2 fair value measurements. ASU 2010-06 also clarifies existing disclosures regarding (i) the level of asset and liability disaggregation and (ii) fair value measurement inputs and valuation techniques. The adoption of the subject guidance under ASC Subtopic 820-10 did not have a material impact on the Company’s consolidated financial statements. ASU 2010-06 also provides amendments to ASC Subtopic 820-10 that will require new disclosures regarding activity in Level 3 fair value measurements. The adoption of the subject guidance under ASC 820-10 did not have a material impact on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	CHAPTER 11 PROCEEDINGS

Chapter 11 Bankruptcy Filings and Proceedings

Background

On December 1, 2008 (the “Petition Date”), Pilgrim’s Pride Corporation and six of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”).

The Plan and Emergence

On December 10, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) approving and confirming the Joint Plan of Reorganization filed by the Debtors under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, along with the Disclosure Statement for the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as amended and supplemented, the “Plan”). The Plan provided for a reorganization of the Debtors’ businesses as a going concern. The Plan was premised on (i) a transaction with JBS USA whereby, pursuant to the SPA (defined below), JBS USA would purchase 64.0% of the common stock of the reorganized Company (“Reorganized PPC”) in exchange for $800.0 million in cash, to be used by the Debtors to, among other things, fund distributions to holders of allowed claims under the Plan, and (ii) the Debtors entering into a new credit facility having an aggregate commitment of up to $1.75 billion (as described below, the “Exit Credit Facility”). In connection with the Plan, all holders of allowed claims will be paid in full unless otherwise agreed by the applicable holder, provided that the Plan contemplates that the 7 5/8% Senior Notes due 2015, the 8 3/8% Senior Subordinated Notes due 2017 and the 9 1/4% Senior Subordinated Notes due 2013 (together, the “Unsecured Notes”) issued under the Company’s outstanding indentures would be reinstated unless and to the extent a holder of the notes elected to receive a cash payment equal to the principal amounts of the notes plus unpaid pre-petition interest, with interest accruing on such unpaid interest at the default contract rate through the date on which we emerged from Chapter 11 bankruptcy proceedings, December 28, 2009 (the “Effective Date”), and the accrued unpaid post-petition interest on the principal amount of the notes at the non-default contract rate through the Effective Date.

Pursuant to the Plan and the Confirmation Order, the following agreements were terminated on the Effective Date: (i) the Amended and Restated Post-Petition Credit Agreement dated as of December 31, 2008, among the Company and certain of its subsidiaries, Bank of Montreal, as the DIP Agent, and the lenders party thereto, as amended (the “DIP Credit Agreement”), (ii) the Fourth Amended and Restated Secured Credit Agreement dated as of February 8, 2007, among the Company and certain of its subsidiaries, Bank of Montreal, as administrative agent, and the lenders parties thereto, as amended (the “Pre-petition BMO Facility”), and (iii) the Amended and Restated Credit Agreement, dated September 21, 2006, among the Company, CoBank, as agent, and the lenders party thereto, as amended (the “Pre-petition CoBank Facility” and together with the DIP Credit Agreement and the Pre-petition BMO Facility, the “Prior Secured Credit Facilities”). The proceeds of the Exit Credit Facility were used to repay the amounts outstanding under the Prior Secured Credit Facilities.

The Acquisition

On the Effective Date, the Company’s common stock outstanding immediately prior to the effectiveness of the Plan was cancelled and converted into the right to receive shares of common stock, par value $0.01 per share, of Reorganized PPC based on a one-for-one exchange ratio, which constituted 36.0% of the total number of shares of common stock of Reorganized PPC issued pursuant to the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The remaining shares of common stock of Reorganized PPC, constituting 64.0% of the total issued pursuant to the Plan and outstanding on the Effective Date, were issued to the Plan Sponsor, a wholly-owned indirect subsidiary of JBS S.A., a Brazil-based meat producer, for $800.0 million in cash pursuant to the terms and condition of a Stock Purchase Agreement (the “SPA”) entered into by the Company and the Plan Sponsor on September 16, 2009, as amended (the “Acquisition”). Proceeds from the sale of the common stock of Reorganized PPC to JBS USA were used to fund cash distributions to unsecured creditors. Effective December 29, 2009, the NYSE listed the common stock of Reorganized PPC and it is now quoted under the ticker symbol “PPC.”

In connection with the closing of the Acquisition, the Company entered into a stockholders agreement with JBS USA (the “Stockholders Agreement”), adopted and filed an Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and adopted the Restated Bylaws. The Stockholders Agreement and the Restated Certificate of Incorporation govern the constitution of the Company’s board of directors and the selection of its members. The Stockholders Agreement, among other things, also restricts the ability of JBS USA to purchase shares of the common stock of Reorganized PPC, requires the approval of the Company’s stockholders with respect to specified amendments to the Restated Certificate of Incorporation and Restated Bylaws and requires JBS USA to use commercially reasonable efforts to maintain the listing of the common stock of Reorganized PPC on a national securities exchange. Among other rights, the Restated Certificate of Incorporation provides that, if JBS USA completes an initial public offering of its common stock, then JBS USA has the right to exchange all of the outstanding common stock of Reorganized PPC for JBS USA common stock. For a period beginning upon the completion of such offering and ending two years and 30 days after the effective date of the Plan, JBS USA may exercise this exchange right during limited exchange windows in each fiscal quarter beginning six trading days after both Reorganized PPC and JBS USA have made their respective periodic reports or earnings releases for the preceding quarter or year, as applicable, and ending on the last day of the fiscal quarter during which the report or release was made. The number of shares of JBS USA common stock to be issued in exchange for the Reorganized PPC common stock will be dependent upon the relative average volume-weighted daily trading prices per share of the common stock of Reorganized PPC and the JBS USA common stock during the period immediately preceding the time JBS USA exercises its exchange right.

Exit Credit Facility

Upon exiting from bankruptcy on December 28, 2009, the Company and certain of its subsidiaries entered into the Exit Credit Facility, which provides for an aggregate commitment of $1.75 billion. See “Note 12. Long-Term Debt and Other Borrowing Arrangements” for additional information on the DIP Credit Agreement and the Exit Credit Facility.

Financial Reporting Considerations

The emergence from bankruptcy did not qualify for fresh start accounting as the reorganization value of the Company upon emergence exceeded post-petition liabilities and allowed claims. The acquisition of a controlling interest in the Company by JBS USA did not qualify for push down accounting as JBS USA only purchased 64.0% of the common stock of Reorganized PPC. Thus, there was not a revaluation of the Company’s assets and liabilities related to the Company’s emergence from bankruptcy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Between the Petition Date and through December 26, 2010, the Company applied ASC Topic 852, Reorganizations, in preparing the Consolidated Financial Statements. ASC Topic 852 requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings are recorded in Reorganization items, net on the accompanying Consolidated Statements of Operations. In addition, pre-petition obligations that were impacted by the bankruptcy reorganization process were classified on the Consolidated Balance Sheet at September 26, 2009 in Liabilities subject to compromise.

The Debtors’ reorganization items consisted of the following:

	2010	Transition Period	2009
	(In thousands)
Professional fees directly related to reorganization (a)	$2,785	$14,175	$34,831
Incentive compensation (b)	—	14,071	—
Finance costs related to various credit facilities (c)	13,654	—	11,375
Net loss (gain) on asset disposal (d)	—	570	(15,850)
Other costs (e)	2,102	3,910	56,919

Reorganization items, net	$18,541	$32,726	$87,275

(a)	Professional fees directly related to the reorganization included post-petition fees and fee reductions associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors. Professional fees are estimated by the Debtors and continue to be reconciled to actual invoices when received.
(b)	During the Transition Period incentive compensation included certain incentive compensation costs that were contingent upon confirmation by the Bankruptcy Court of a plan of reorganization that satisfied the requirements of the Bankruptcy Code. These costs included incentive compensation of $10.3 million awarded under the Pilgrim’s Pride Corporation FY2009 Performance Bonus Plan approved by the Bankruptcy Court on September 29, 2009, and both cash incentive compensation of $2.0 million and share-based incentive compensation of $1.8 million awarded under the Amended and Restated Employment Agreement between the Company and Don Jackson, the Company’s former Chief Executive Officer, which was approved by the Bankruptcy Court on January 27, 2009 (the “Jackson Employment Agreement”). The Company recognized share-based compensation expense of $0.9 million on December 10, 2009, when restrictions on 1,542,828 shares of common stock awarded to Dr. Jackson lapsed following the confirmation of the Plan and the Company’s achievement of certain financial performance targets established under the Jackson Employment Agreement. The Company also recognized share-based compensation expense of $0.9 million on December 27, 2009, when restrictions on 1,542,828 shares of common stock awarded to the Dr. Jackson expired upon the Company’s achievement of certain financial performance targets established under the Jackson Employment Agreement. As of December 27, 2009, the intrinsic value of the shares of common stock awarded to Dr. Jackson totaled $25.9 million.
(c)	For the year ended December 26, 2010, Finance costs related to various credit facilities included expenses related to the elimination of an amortized loan cost associated with the Prior Secured Credit Facilities and the Unsecured Notes and the recognition in earnings of a previously unrealized gain on a derivative instrument designated as a cash flow hedge associated with the Unsecured Notes. For the year ended September 26, 2009, Finance costs related to various credit facilities included finance costs related to the DIP Credit Agreement.
(d)	In 2009, the Company recognized net gains on asset disposals including (i) a gain recognized on the sale of the Farmerville, Louisiana processing facility, (ii) a gain recognized on the sale of undeveloped land in Camp County, Texas, (iii) a loss recognized on the sale of the Company’s interest in a hog farming joint venture and (iv) a loss recognized on the sale of the assets of Luker, Inc., a metal fabrication subsidiary. During the Transition Period the Company recognized a loss on the sale of Valley Rail Services, Inc., a wholly owned subsidiary of the Company that participated in a joint venture holding the access rights to a railroad spur in northern Virginia.
(e)	Other expenses includes (i) severance, grower pay, live flock impairment, inventory disposal costs, equipment relocation costs and other shutdown costs related to the closed processing facilities in Douglas, Georgia; El Dorado, Arkansas; Farmerville, Louisiana; Franconia, Pennsylvania; Dalton, Georgia; Athens, Georgia; and Athens, Alabama, (ii) severance costs related to the closed distribution center in Houston, Texas, the February 2009 Operations management reduction-in-force (“RIF”) action, the April 2009 non-production employee RIF action, and reduced or consolidated production at various facilities throughout the US, (iii) asset impairment costs related to the closed processing facility in Dalton, Georgia and (iv) fees associated with the termination of the Restated Receivables Purchase Agreement dated September 26, 2008, as amended, on December 3, 2008.

Net cash received from reorganization activities for the year ended December 26, 2010 totaled $0.3 million from the sale of maintenance inventory parts. These cash flows are included in the section Cash flows from investing activities on the Consolidated Statement of Cash Flows. Net cash received from reorganization activities during the Transition Period totaled $1.0 million from the sale of Valley Rail Service, Inc. Net cash received from reorganization activities during the year ended September 26, 2009 totaled $77.6 million. This represented proceeds of $72.3 million from the sale of the Farmerville, Louisiana processing facility, proceeds of $5.0 million from the sales of undeveloped land in Camp County, Texas and Hopkins County, Texas and proceeds of $0.3 million from the sale of the assets owned by Luker, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net cash paid for reorganization items in 2010 totaled $30.7 million. This represented payment of incentive compensation totaling $13.0 million that was contingent upon confirmation by the Bankruptcy Court of a plan of reorganization that satisfied the requirements of the Bankruptcy Code, professional fees directly related to the reorganization totaling $15.7 million, severance payments of $1.5 million and payment of facility closure costs totaling $0.5 million. Net cash paid for reorganization items during the Transition Period totaled $17.0 million. This represented payment of professional fees directly related to the reorganization totaling $9.5 million, severance payments of $2.3 million and payment of facility closure costs totaling $5.2 million. Net cash paid for reorganization items in 2009 totaled $51.7 million. This represented payment of professional fees directly related to the reorganization totaling $25.4 million, payment of DIP Credit Agreement related expenses totaling $11.4 million, severance payments of $8.6 million, payment of facility closure costs totaling $5.6 million and payment of fees associated with the termination of the Company’s Amended and Restated Receivables Purchase Agreement dated September 26, 2008 totaling $0.7 million.

For additional information on costs related to (i) the closures of our facilities in Douglas, Georgia; El Dorado, Arkansas; Farmerville, Louisiana; Franconia, Pennsylvania; Dalton, Georgia; Athens, Georgia; and Athens, Alabama and (ii) severance costs related to the closed distribution center in Houston, Texas, the February 2009 Operations management RIF action, the April 2009 non-production employee RIF action and reduced or consolidated production at various facilities throughout the US, see “Note 4. Exit or Disposal Activities” to the Consolidated Financial Statements.

The Company resolved a majority of the claims against it through settlement or by Bankruptcy Court order resulting in benefits of $8.8 million that are reflected in Miscellaneous, net on the Consolidated Statements of Operations for the year ended December 26, 2010. The claims resolution process continues for the remaining unresolved claims and will continue until all claims are concluded. Prior to the Effective Date, estimated claims were presented as Liabilities subject to compromise in the Consolidated Balance Sheets because of the uncertainty of the eventual settlement amounts. Due to the Plan becoming effective and the claims reconciliation process being substantially complete with respect to claims not subject to litigation, there is little uncertainty as to the total amount to be distributed under the Plan with respect to these claims. As such, pre-petition obligations after the Effective Date are no longer presented as subject to compromise. The unpaid amounts are now classified as Pre-petition obligations. During the year ended December 26, 2010, the Company paid creditors, excluding creditors under the Prior Secured Credit Facilities and the Unsecured Notes, for allowed claim amounts with interest totaling approximately $101.1 million. As of December 26, 2010, the following pre-petition obligations relating to claims not subject to litigation remain outstanding (in thousands):

Trade claims	$313
Interest accrued on unpaid claims	33

Total pre-petition obligations	$346

The Company is also the named defendant in several pre-petition lawsuits that, as of December 26, 2010, have not been resolved. See “Note 17. Commitments and Contingencies” to the Consolidated Financial Statements for additional information.

3.	DISCONTINUED BUSINESS

The Company sold certain assets of its turkey business for $18.6 million and recorded a gain of $1.5 million ($0.9 million, net of tax) during the second quarter of 2008. This business was composed of substantially all of our former turkey segment. The results of this business are included in the line item Income from operation of discontinued business, net of tax in the Consolidated Statements of Operations for all periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For a period of time, we continued to generate operating results and cash flows associated with our discontinued turkey business. These activities were transitional in nature. We entered into a short-term co-pack agreement with the acquirer of the discontinued turkey business under which they processed turkeys for sale to our customers through the end of 2008. We had no remaining turkey inventories as of December 26, 2010 and did not recognize operating results related to our discontinued turkey business after the second quarter of 2009.

Neither our continued involvement in the distribution and sale of these turkeys or the co-pack agreement conferred upon us the ability to influence the operating and/or financial policies of the turkey business under its new ownership.

No debt was assumed by the acquirer of the discontinued turkey business or required to be repaid as a result of the disposal transaction. We elected to allocate to the discontinued turkey operation other consolidated interest that was not directly attributable to or related to other operations of the Company based on the ratio of net assets to be sold or discontinued to the sum of the total net assets of the Company plus consolidated debt. Interest allocated to the discontinued business totaled $1.4 million in 2008. We did not allocate interest to the discontinued business in 2010 or 2009.

The following amounts related to our turkey business have been segregated from continuing operations and included in the line items Income (loss) from operation of discontinued business, net of tax and Gain on sale of discontinued business, net of tax in the Consolidated Statements of Operations:

	2009	2008
Net sales	$25,788	$86,261

Income (loss) from operation of discontinued business before income taxes	$962	$(11,746)
Income tax expense (benefit)	363	(4,434)

Income (loss) from operation of discontinued business, net of tax	$599	$(7,312)

Gain on sale of discontinued business before income taxes	$—	$1,450
Income tax expense	—	547

Gain on sale of discontinued business, net of tax	$—	$903

4.	EXIT OR DISPOSAL ACTIVITIES

From February 2008 through December 2010, the Company completed the following exit or disposal activities:

•	Closed ten processing facilities/complexes (we reopened a facility in Douglas, Georgia and plan to have it at full capacity by fall 2011) and eight distribution centers;

•	Sold one closed processing complex and four closed distribution centers;

•	Reduced or consolidated production at various other processing facilities/complexes;

•	Closed two administrative office buildings; and

•	Reduced its workforce by 898 non-production positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant activities that occurred between the Petition Date and the Effective Date were approved by the Bankruptcy Court, when required under the Bankruptcy Code, as part of the Company’s reorganization efforts. To date, these exit or disposal activities have eliminated approximately 12,000 positions and resulted in net charges totaling $84.2 million.

Results of operations for 2010, the Transition Period, 2009 and 2008 included exit or disposal costs totaling $32.0 million, $3.2 million, $30.5 million and $16.2 million, respectively. All exit or disposal costs, with the exception of costs related to lease obligations and inventory reserves related to closed facilities, have resulted in cash expenditures or will result in cash expenditures within one year.

Results of operations for 2010, the Transition Period, and 2009 also included adjustments totaling $11.9 million, $4.1 million, and $9.2 million, respectively, which reduced the accrued costs. There were no significant adjustments in 2008. Adjustments recognized in 2010 included favorable adjustments to incentive compensation and related excise taxes upon finalization of an incentive plan analysis as well as the elimination of accrued severance and other exit or disposal costs at the culmination of the related exit or disposal period. These adjustments also included the assumption of a lease obligation related to our closed administrative office by an outside party.

Exit or disposal costs totaling $4.3 million, $2.9 million, $12.5 million and $28.0 million recognized during 2010, the Transition Period, 2009 and 2008, respectively, were classified as Operational restructuring charges, a component of gross profit, because management believes these costs are directly related to the Company’s ongoing production activities. Exit or disposal costs totaling $66.0 million, a credit of $1.4 million, costs of $2.0 million and $16.2 million were recognized during 2010, the Transition Period, 2009 and 2008, respectively, and were classified as Administrative restructuring charges, a component of operating income below gross profit, because management believes these costs were not directly related to the Company’s ongoing production. Exit or disposal costs totaling $18.5 million, $32.7 million and $87.3 million incurred during 2010, the Transition Period and 2009, respectively, were classified as reorganization items. There were no reorganization items incurred in 2008.

The following table sets forth restructuring activity that occurred during 2010, the Transition Period, 2009 and 2008:

	Accrued Lease Obligation	Accrued Severance	Accrued Other Exit or Disposal Costs	Inventory Reserves	Total
	(In thousands)
September 29, 2007	$—	$—	$—	$—	$—
Accruals	4,778	4,000	7,378	2,021	18,177
Payment/Disposal	(312)	(1,306)	(1,727)	(806)	(4,151)
Adjustments	—	—	—	(3)	(3)

September 27, 2008	4,466	2,694	5,651	1,212	14,023
Accruals	—	17,830	7,667	5,029	30,526
Payment/Disposal	(622)	(12,876)	(2,753)	(4,775)	(21,026)
Adjustments	(2,202)	(4,305)	(2,454)	(212)	(9,173)

September 26, 2009	1,642	3,343	8,111	1,254	14,350
Accruals	—	833	—	741	1,574
Payment/Disposal	(86)	(2,393)	(5,608)	(92)	(8,179)
Adjustments	(1,536)	(522)	1,111	—	(947)

December 27, 2009	20	1,261	3,614	1,903	6,798

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Accrued Lease Obligation	Accrued Severance	Accrued Other Exit or Disposal Costs	Inventory Reserves	Total
	(In thousands)
Accruals	—	31,965	9,869	2,118	43,952
Payment /Disposal	—	(28,624)	(2,611)	(2,649)	(33,884)
Adjustments	(20)	(452)	(10,872)	(579)	(11,923)

December 26, 2010	$—	$4,150	$—	$793	$4,943

Costs incurred in the second, third and fourth quarters of 2009, the Transition Period and the first quarter of 2010, were primarily classified as reorganization items. Consistent with the Company’s previous practice and because management believes costs incurred in 2008 and the first quarter of 2009 were related to ceasing production at previously announced facilities and not directly related to the Company’s ongoing production, they are classified as a component of operating income (loss) below gross profit.

In 2009, the Company recognized losses totaling $12.5 million related to sales of unneeded broiler eggs. These losses were recognized as components of gross profit (loss).

The Company recognized impairment charges totaling $26.5 million and $5.4 million for the year ended December 26, 2010 and September 26, 2009, respectively, to reduce the carrying amounts of certain property, plant and equipment to their estimated fair values. These costs were classified as restructuring items in 2010 and reorganization items in 2009. Consistent with our previous practice and because management believes the realization of the carrying amounts of the affected assets was directly related to the Company’s production activities, the charges were reported as a component of gross profit (loss).

Components of operational restructuring charges and administrative restructuring charges are summarized below:

	2010	Transition Period	2009	2008
	(In thousands)
Operational restructuring charges:
Relocation charges expensed as incurred	$3,288	$—	$—	$—
Asset impairments (See Note 10—Property, Plant and Equipment)	1,030	—	—	11,061
Loss on egg sales and flock depletion expensed as incurred	—	2,877	12,464	14,906
Other restructuring costs	—	—	—	2,023

Total	$4,318	$2,877	$12,464	$27,990

Administrative restructuring charges, net:
Accrued severance provisions (adjustments)	$31,227	$—	$1,941	$4,000
Relocation charges expensed as incurred	7,224	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010	Transition Period	2009	2008
	(In thousands)
Asset impairments (See Note 10—Property, Plant and Equipment)	25,453	—	—	—
Loss on inventory scrapped expensed as incurred	2,118	—	—	—
Grower compensation	—	—	—	3,989
Lease continuation	—	(1,359)	—	3,389
Other restructuring costs	—	—	46	4,778

Total	$66,022	$(1,359)	$1,987	$16,156

On April 12, 2010, the Company announced that it planned to reduce corporate and administrative positions across the organization under the second phase of its integration with JBS USA. As of December 26, 2010, the total planned reduction in workforce under this second phase of integration is 251 positions, of which 228 positions have been eliminated.

We continue to review and evaluate various restructuring and other alternatives to streamline our operations, improve efficiencies and reduce costs. Such initiatives may include selling assets, consolidating operations and functions, employee relocation and voluntary and involuntary employee separation programs. Any such actions may require us to obtain the pre-approval of our lenders under our Exit Credit Facility. In addition, such actions will subject the Company to additional short-term costs, which may include asset impairment charges, lease commitment costs, employee retention and severance costs and other costs. Certain of these activities may have a disproportionate impact on our income relative to the cost savings in a particular period.

5.	FAIR VALUE MEASUREMENT

The asset (liability) amounts recorded in the Consolidated Balance Sheet (carrying amounts) and the estimated fair values of financial instruments at December 26, 2010 consisted of the following:

	2010		2009		Note Reference
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$106,077	$106,077	$220,029	$220,029
Short-term restricted cash and cash equivalents(a)	60,953	60,953	—	—
Short-term investments in available-for-sale securities	1,554	1,554	5,302	5,302	8
Trade accounts and other receivables	321,765	321,765	316,953	316,953	6
Derivative trading accounts margin cash(b)	4,528	4,528	—	—
Commodity derivative assets(b):					8
Futures	32,962	32,962	—	—
Options	399	399	—	—
Long-term investments in available-for-sale securities	11,595	11,595	57,314	57,314	8
Long-term restricted cash and cash equivalents(c)	5,000	5,000	10,072	10,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010		2009		Note Reference
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Accounts payable and accrued expenses(d)	(618,199)	(618,199)	(491,432)	(491,432)	11
Commodity derivative liabilities(e):					8
Futures	(8,497)	(8,497)	—	—
Options	(7,890)	(7,890)	—	—
Public debt obligations(f)	(3,897)	(5,164)	(656,996)	(717,206)	12
Non-public debt obligations(f)	(1,335,407)	(1,349,971)	(1,388,098)	(g )	12

(a)	Cash held by the Company’s captive insurance subsidiaries is restricted as to use because it collateralizes certain insurance obligations.
(b)	Derivative trading accounts margin cash and commodity derivative assets are included in Prepaid expenses and other current assets on the Consolidated Balance Sheet.
(c)	Long-term restricted cash and cash equivalents are included in Other assets on the Consolidated Balance Sheet.
(d)	Accounts payable and accrued expenses presented above excludes commodity derivative liabilities.
(e)	Commodity derivative liabilities are included in Accrued expenses on the Consolidated Balance Sheet.
(f)	The fair values of the Company’s public and non-public debt obligations were estimated by calculating the net present value of future payments for each public debt obligation or non-public borrowing discounted using the US Treasury interest rate applicable for an instrument with a life similar to the remaining life of each of our public debt obligations or non-public borrowings plus the same interest rate spread applied to each of our public debt obligations and non-public borrowings at inception.
(g)	Management expected that the fair value of the non-public credit facilities decreased below the aggregate face value of those facilities, but could not reliably estimate the aggregate fair value at the time as a result of our Chapter 11 bankruptcy filing.

The carrying amounts of our cash and cash equivalents, derivative trading accounts margin cash, restricted cash and cash equivalents, accounts receivable, accounts payable and certain other liabilities approximate their fair values due to their relatively short maturities. The Company adjusts its investments, commodity derivative assets and commodity derivative liabilities to fair value based on quoted market prices in active markets for identical instruments, quoted market prices in active markets for similar instruments with inputs that are observable for the subject instrument or unobservable inputs such as discounted cash flow models or valuations.

Effective September 28, 2008, the Company adopted guidance under ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value and required enhanced disclosures about fair value measurements. The subject guidance under ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The subject guidance under ASC Topic 820 also requires disclosure about how fair value was determined for assets and liabilities and established a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;

Level 2	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3	Unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 26, 2010 the Company held certain items that are required to be measured at fair value on a recurring basis. These included cash and cash equivalents, derivative assets and liabilities, short-term investments in available-for-sale securities and long-term investments in available-for-sale securities. Cash equivalents consist of short-term, highly liquid, income-producing investments such as money market funds and other funds that have maturities of 90 days or less. Derivative assets and liabilities consist of long and short positions on both exchange-traded commodity futures and commodity options as well as margin cash on account with the Company’s derivatives brokers. Short-term investments in available-for-sale securities consist of short-term, highly liquid, income-producing investments such as municipal debt securities that have maturities of greater than 90 days but less than one year. Long-term investments in available-for-sale securities consist of income-producing investments such as municipal debt securities, corporate debt securities, equity securities and fund-of-funds units that have maturities of greater than one year.

The following items are measured at fair value on a recurring basis at December 26, 2010:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents	$106,077	$—	$—	$106,077
Short-term restricted cash and cash equivalents	60,953	—	—	60,953
Short-term investments in available-for-sale securities	—	1,554	—	1,554
Derivative trading accounts margin cash	4,528	—	—	4,528
Commodity derivative assets:
Futures	32,962	—	—	32,962
Options	—	399	—	399
Long-term investments in available-for-sale securities	6,953	3,452	1,190	11,595
Long-term restricted cash and cash equivalents	5,000	—	—	5,000
Commodity derivative liabilities:
Futures	(8,497)	—	—	(8,497)
Options	—	(7,890)	—	(7,890)

Financial assets classified in Level 1 at December 26, 2010 include cash and cash equivalents, restricted cash and cash equivalents and commodity futures derivative instruments traded in active markets. The valuation of these instruments is determined using a market approach, taking into account current interest rates, creditworthiness, and liquidity risks in relation to current market conditions, and is based upon unadjusted quoted prices for identical assets in active markets. The valuation of plan assets in Level 2 is determined using a market approach based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for substantially the full term of the financial instrument. Level 2 securities primarily include equity securities, fixed income securities and commodity option derivative instruments. The valuation of plan assets in Level 3 is determined using an income approach based on unobservable inputs such as discounted cash flow models or valuations. Level 3 securities consist of a fund of funds investment and auction rate securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents activity for the year ended December 26, 2010 related to the Company’s investment in a fund of funds asset that is measured at fair value on a recurring basis using Level 3 inputs:

	Fund of Funds	Auction Rate Securities	Total
	(In thousands)
Balance at September 29, 2007	$—	$9,000	$9,000
Purchase of securities	1,000	2,000	3,000
Sale of securities	—	(7,150)	(7,150)
Included in other comprehensive income	197	—	197

Balance at September 27, 2008	1,197	3,850	5,047
Sale of securities	—	(3,850)	(3,850)
Included in other comprehensive income	(129)	—	(129)

Balance at September 26, 2009	1,068	—	1,068
Included in other comprehensive income	48	—	48

Balance at December 27, 2009	1,116	—	1,116
Included in other comprehensive income	74	—	74

Balance at December 26, 2010	$1,190	$—	$1,190

6.	TRADE ACCOUNTS AND OTHER RECEIVABLES

Trade accounts and other receivables, less allowance for doubtful accounts, consisted of the following:

	December 26, 2010	September 26, 2009
	(In thousands)
Trade accounts receivable	$318,473	$307,523
Other receivables	9,355	14,245

Receivables, gross	327,828	321,768
Allowance for doubtful accounts	(6,063)	(4,815)

Receivables, net	$321,765	$316,953

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	INVENTORIES

Inventories consisted of the following:

	December 26, 2010	September 26, 2009
	(In thousands)
Chicken:
Live chicken and hens	$348,700	$287,858
Feed, eggs and other	221,939	206,137
Finished chicken products	440,458	249,732

Total chicken inventories	1,011,097	743,727

Other products:
Commercial feed, table eggs, retail farm store and other	12,355	16,927
Distribution inventories (other than chicken products)	5,802	3,215

Total other products inventories	18,157	20,142

Total inventories	$1,029,254	$763,869

Inventories included a lower-of-cost-or-market allowance of $2.5 million at December 26, 2010. The loss recognized on the application of the rule of lower-of-cost-or-market valuation in 2010 was also $2.5 million. Inventories did not include a lower-of-cost-or-market allowance at September 26, 2009.

8.	FINANCIAL INSTRUMENTS

Investments in Securities

The following is a summary of our cash equivalents and current and long-term investments in available-for-sale securities:

	December 26, 2010		September 26, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Cash equivalents:
Fixed income securities	$50	$51	$3,414	$3,562
Other	1,531	1,531	35,628	35,628

Current investments:
Fixed income securities	$1,518	$1,554	$5,174	$5,302

Long-term investments:
Fixed income securities	$3,285	$3,452	$46,843	$49,477
Equity securities	5,884	6,953	6,595	6,769
Other	1,300	1,190	1,300	1,068

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities for the Company’s investments in fixed income securities as of December 26, 2010, were as follows:

	Amount	Percent
	(In thousands)
Matures in less than one year	$1,605	32%
Matures between one and two years	907	18%
Matures between two and five years	1,898	37%
Matures in excess of five years	647	13%

	$5,057	100%

The cost of each security sold and the amount reclassified out of accumulated other comprehensive income into earnings is determined on a specific identification basis.

The Company and certain retirement plans that it sponsors invest in a variety of financial instruments. Certain postretirement funds in which the Company participates hold significant amounts of mortgage-backed securities. However, none of the mortgages collateralizing these securities are considered subprime.

Certain investments are held in trust as compensating balance arrangements for our insurance liability and are classified as long-term based on a maturity date greater than one year from the balance sheet date and management’s intention not to use such assets in the next year.

Derivative Financial Instruments

The Company utilizes various raw materials in its operations, including corn, soybean meal, soybean oil, and energy, such as natural gas, electricity and diesel fuel, which are all considered commodities. The Company considers these raw materials generally available from a number of different sources and believes it can obtain them to meet its requirements. These commodities are subject to price fluctuations and related price risk due to factors beyond our control, such as economic and political conditions, supply and demand, weather, governmental regulation, and other circumstances. Generally, the Company purchases derivative financial instruments, specifically exchange-traded futures and options, in an attempt to mitigate price risk related to its anticipated consumption of commodity inputs for periods up to 12 months. The Company may purchase longer-term derivative financial instruments on particular commodities if deemed appropriate. As of December 26, 2010, the Company had long derivative positions in place covering 13.8% and 8.7% of anticipated corn and soybean meal needs, respectively, through December 2011.

The fair value of derivative assets is included in the line item Prepaid expenses and other current assets on the Consolidated Balance Sheets while the fair value of derivative liabilities is included in the line item Accrued expenses on the same statements. At December 26, 2010, the fair values of commodity derivative assets and commodity derivative liabilities totaled $33.4 million and $16.4 million, respectively. Our counterparties require that we post cash collateral for changes in the net fair value of the derivative contracts. At December 26, 2010, we had posted $4.5 million of cash collateral with our counterparties to secure our open positions. We did not hold any outstanding derivative financial instruments at September 26, 2009. At December 26, 2010, we held written put options expiring between May 2011 and December 2011 on 6,775 corn contracts and 760 soybean meal contracts with an aggregate fair value of $7.9 million. At December 26, 2010, we were also in short positions on 2,805 corn contracts and 692 soybean meal contracts with an aggregate fair value of $8.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have not designated the derivative financial instruments that we have purchased to mitigate commodity purchase exposures as cash flow hedges. Therefore, we recognized changes in the fair value of these derivative financial instruments immediately in earnings. Gains or losses related to these derivative financial instruments are included in the line item Cost of sales in the Consolidated Statements of Operations. The Company recognized $69.2 million in net gains and net losses of $21.1 million and $38.3 million related to changes in the fair value of its derivative financial instruments during 2010, 2009 and 2008, respectively. The Company did not participate in any derivative financial instrument transactions during the Transition Period.

During 2010, the Company recognized in earnings a previously unrealized gain totaling $4.1 million on a derivative instrument designated as a cash flow hedge associated with the Unsecured Notes that were extinguished on December 28, 2009. This gain is included in the line item Reorganization items, net in the Consolidated Statement of Operations.

9.	IDENTIFIED INTANGIBLE ASSETS

Identified intangible assets consisted of the following:

	Useful Life (Years)	Original Cost	Accumulated Amortization	Carrying Amount
			(In thousands)
September 26, 2009:
Trade names	3–15	$39,271	$(22,328)	$16,943
Customer relationships	13	51,000	(10,789)	40,211
Non-compete agreements	3	300	(275)	25

Total intangible assets		90,571	(33,392)	57,179

December 26, 2010:
Trade names	3–15	39,271	(25,629)	13,642
Customer relationships	13	51,000	(15,692)	35,308
Non-compete agreements	3	300	(300)	—

Total intangible assets		$90,571	$(41,621)	$48,950

We recognized amortization expense related to identified intangible assets of $5.7 million in 2010, $2.5 million in the Transition Period, $10.2 million in 2009 and $10.2 million in 2008.

We expect to recognize amortization expense associated with identified intangible assets of $5.7 million in each year from 2011 through 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (“PP&E”), net consisted of the following:

	December 26, 2010	September 26, 2009
	(In thousands)
Land	$81,212	$109,532
Buildings, machinery and equipment	2,505,722	2,468,297
Autos and trucks	57,441	57,556
Construction-in-progress	96,442	74,943

Property, plant and equipment, gross	2,740,817	2,710,328
Accumulated depreciation	(1,382,681)	(1,210,852)

Property, plant and equipment, net	$1,358,136	$1,499,476

The Company recognized depreciation expense of $209.4 million, $52.4 million, $217.9 million and $225.1 million during 2010, the Transition Period, 2009 and 2008, respectively.

During 2010, the Company sold certain property, plant and equipment for cash of $14.7 million and recognized a gain of $4.4 million. Property, plant and equipment sold included undeveloped land in Pittsburg, Texas and Saltillo, Coahuila, Mexico; feed mills in Pittsboro, North Carolina and Mt. Pleasant, Texas; a research laboratory in Lithonia, Georgia; a research farm in Pittsboro, North Carolina; broiler farms in Pittsburg, Texas; a breeder farm in Leesburg, Texas; an engineering building in Pittsburg, Texas and aircraft hangars in Mt. Pleasant, Texas.

Between February 2008 and December 2010, the Company closed or idled (i) processing facilities/complexes in Athens, Alabama, Athens, Georgia, El Dorado, Arkansas, Franconia, Pennsylvania, and Clinton, Arkansas, (ii) hatcheries in Curry, Alabama, Gainesville, Georgia, Pittsburg, Texas and Siler City, North Carolina and (iii) various broiler farms in Camp County, Texas. We reopened the idled processing plant in Douglas, Georgia which we plan to have at full capacity by fall 2011. If market conditions are favorable, we plan to further expand production capacity at existing facilities and possibly reopen a second idled facility. Neither the Board of Directors nor JBS USA has determined if it would be in the best interest of the Company to divest any of these idled assets. Management is therefore not certain that it can or will divest any of these assets within one year, is not actively marketing these assets, and, accordingly, has not classified them as assets held for sale. The Company continues to depreciate these assets. At December 26, 2010 the carrying amount of these idled assets was $76.7 million based on depreciable value of $163.6 million and accumulated depreciation of $86.9 million.

Between February 2008 and December 2010, the Company also closed or idled (i) processing plants in Dalton, Georgia, Bossier City, Louisiana and Siler City, North Carolina, (ii) administrative offices in Pittsburg, Texas, Atlanta, Georgia, and Moorefield, West Virginia, (iii) distribution centers in Shreveport, Louisiana, (iv) a feed mill in Cartersville, Georgia and (v) various breeder and/or broiler farms in Camp County, Texas. The Company currently classifies these assets as well as certain undeveloped land in Titus County, Texas and a lake marina in Camp County, Texas as assets held for sale. At December 26, 2010, the Company reported assets held for sale totaling $47.7 million in Assets held for sale on its Consolidated Balance Sheets.

The fair values of the Company’s administrative campuses in Pittsburg, Texas and Atlanta, Georgia were estimated using the market approach in the fourth quarter of 2010. The Company recognized administrative restructuring charges totaling $17.9 million and $6.9 million, respectively, during 2010 to reduce the carrying amounts of certain idled assets located at these campuses to fair value. In 2010, the Company also recognized operational restructuring charges totaling $1.0 million and administrative restructuring charges totaling $0.7 million to impair the carrying amounts of certain idled assets located in Georgia, North Carolina and Texas to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company estimated the fair values of its other assets held for sale and idled assets in the fourth quarter of 2010. Most of these assets were valued at their highest and best use—as operating chicken processing facilities. A selected few of these assets were valued as empty facilities. Management does not believe that the aggregate carrying amount of the other assets held for sale or the idled assets are significantly impaired at the present time. However, should the carrying amounts of these assets consistently exceed future purchase offers received, if any, recognition of impairment charges could become necessary. At the present time, the Company’s forecasts indicate that it can recover the carrying value of its operating assets, including its property, plant and equipment and identified intangible assets, based on the projected cash flows of the operations.

11.	ACCRUED EXPENSES

Accrued expenses consisted of the following components:

	December 26, 2010	September 26, 2009
	(In thousands)
Compensation and benefits	$108,639	$107,850
Interest and debt-related fees	12,624	11,239
Insurance and self-insured claims	83,648	86,081
Commodity derivative liabilities:
Futures	8,497	—
Options	7,890	—
Other	76,296	104,089

Total accrued expenses	$297,594	$309,259

12.	LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

Long-term debt consisted of the following components:

	Maturity	December 26, 2010	September 26, 2009
		(In thousands)
Senior notes, at 7 7/8%, net of unaccreted discounts	2018	$496,393	$—
Senior unsecured notes, at 7 5/8%	2015	116	400,000
Senior subordinated unsecured notes, at 8 3/8%	2017	3,517	250,000
The Exit Credit Facility with two term notes payable at 5.313% and one term note payable at 9.00%	2014	632,500	—
The Exit Credit Facility with one revolving note payable on which the Company had funds borrowed at 4.183% and 6.75%	2012	205,300	—
Pre-petition BMO Facility with notes payable at LIBOR plus 1.25% to LIBOR plus 2.75%	2013	—	218,936
ING Credit Agreement (defined below) with notes payable at LIBOR plus 1.65% to LIBOR plus 3.125%	2011	—	41,062
Pre-petition CoBank Facility with four notes payable at LIBOR plus a spread, one note payable at 7.34% and one note payable at 7.56%	2016	—	1,126,398
Other	Various	1,478	8,698

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Maturity	December 26, 2010	September 26, 2009
		(In thousands)
Long-term debt		1,339,304	2,045,094
Less: Current maturities of long-term debt		(58,144)	—
Less: Long-term debt subject to compromise		—	(2,004,032)

Long-term debt, less current maturities		$1,281,160	$41,062

Debt Obligations

Senior and Subordinated Notes. On December 15, 2010, the Company closed on the sale of $500.0 million of 7 7/8% Senior Notes due 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are guaranteed by one the Company’s subsidiaries. Interest is payable on December 15 and June 15 of each year, commencing on June 15, 2011. The proceeds from the sale of the notes, after initial purchasers’ discounts and expenses, were used to (i) repay all indebtedness outstanding under the Term A loan commitments of our Exit Credit Facility and (ii) repay a portion of the indebtedness outstanding under the Term B-1 loans commitments of our Exit Credit Facility. The indenture governing the 2018 Notes contains various covenants that may adversely affect our ability, among other things, to incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with JBS USA and our other affiliates, merge, consolidate and/or sell or dispose of all or substantially all of our assets. Additionally, we have $3.6 million of 7 5/8% senior unsecured notes and 8 3/8% senior subordinated unsecured notes outstanding in the aggregate.

Exit Credit Facility. Upon exiting from bankruptcy, the Company and certain of its subsidiaries, consisting of To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (collectively, the “To-Ricos Borrowers”), entered into the Exit Credit Facility, which provides for an aggregate commitment of $1.75 billion consisting of (i) a revolving loan commitment of $600.0 million, (ii) a Term A loans commitment of $375.0 million and (iii) a Term B loans commitment of $775.0 million. The Exit Credit Facility also includes an accordion feature that allows us at any time to increase the aggregate revolving loan commitment by up to an additional $250 million and to increase the aggregate Term B loans commitment by up to an additional $400 million, in each case subject to the satisfaction of certain conditions, including an aggregate cap on all commitments under the Exit Credit Facility of $1.85 billion. The proceeds received from the Exit Credit Facility and sale of common stock to JBS USA were used to repay prepetition notes and bank debt as well as fund distributions to holders of other allowed claims. On January 13, 2011, we increased the amount of the revolving loan commitments under the Exit Credit Facility to $700.0 million. The Term A loan was repaid on December 15, 2010 with proceeds from the 2018 Notes. The revolving loan commitment and the Term B loans will mature on December 28, 2014.

On December 26, 2010, a principal amount of $632.5 million under the Term B loans commitment and $205.3 million under the revolving loan commitment were outstanding. On December 28, 2009, the Company also paid loan costs totaling $50.0 million related to the Exit Credit Facility that it recognized as an asset on its balance sheet. The Company amortizes these capitalized costs to expense over the life of the Exit Credit Facility.

Subsequent to the end of each fiscal year, a portion of our cash flow must be used to repay outstanding principal amounts under the Term B loans. With respect to 2010, the Company must pay approximately $46.3 million of its cash flow toward the outstanding principal under the Term B loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After giving effect to this prepayment and other prepayments of the Term B Loans, the Term B Loans must be repaid in 16 quarterly installments of approximately $3.9 million beginning on April 15, 2011, with the final installment due on December 28, 2014. The Exit Credit Facility also requires us to use the proceeds we receive from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the Exit Credit Facility.

The Exit Credit Facility includes a $50.0 million sub-limit for swingline loans and a $200.0 million sub-limit for letters of credit. Outstanding borrowings under the revolving loan commitment bear interest at a per annum rate equal to 3.00% plus the greater of (i) the US prime rate as published by the Wall Street Journal, (ii) the average federal funds rate plus 0.5%, and (iii) the one-month LIBOR rate plus 1.0%, in the case of alternate base rate loans, or 4.00% plus the one, two, three or six month LIBOR rate adjusted by the applicable statutory reserve, in the case of Eurodollar loans. Outstanding Term B-1 loans bear interest at a per annum rate equal to 3.50% plus greater of (i) the US prime rate, as published by the Wall Street Journal, (ii) the average federal funds rate plus 0.5%, and (iii) the one month LIBOR rate plus 1.0%, in the case of alternate base rate loans, or 4.50%, plus the one, two, three or six month LIBOR Rate adjusted by the applicable statutory reserve, in the case of Eurodollar loans. Outstanding Term B-2 loans bear interest at a per annum rate equal to 9.00%. Commitment fees charged on the revolving commitments under the Exit Credit Facility accrue at a per annum rate equal to 0.50%.

Actual borrowings by the Company under the revolving credit commitment part of the Exit Credit Facility are subject to a borrowing base, which is a formula based on certain eligible inventory, eligible receivables and restricted cash under the control of CoBank ACB, as administrative agent under the Exit Credit Facility. The borrowing base formula is reduced by the sum of (i) inventory reserves, (ii) rent and collateral access reserves, and (iii) any amount more than 15 days past due that is owed by the Company or its subsidiaries to any person on account of the purchase price of agricultural products or services (including poultry and livestock) if that person is entitled to any grower’s or producer’s lien or other security arrangement. Revolving loan availability under the borrowing base is also limited to an aggregate of $25.0 million with respect to the To-Ricos Borrowers. As of December 26, 2010, the applicable borrowing base was $600.0 million, the amount available for borrowing under the revolving loan commitment was $354.2 million and outstanding borrowings and letters of credit under the revolving loan commitment totaled $245.8 million.

The Exit Credit Facility provides that the Company may not incur capital expenditures in excess of $275.0 million in 2011 and $350.0 million per fiscal year thereafter. The Company must also maintain a minimum fixed charge coverage ratio and a minimum level of tangible net worth and may not exceed a maximum senior secured leverage ratio. The Company must maintain compliance with these covenants at the following levels:

Minimum fixed charge coverage ratio(a)	At least 1.05 to 1.00 on or before December 31, 2012 and at least 1.10 to 1.00 after January 1, 2013.

Maximum senior secured leverage ratio(b)	No greater than (i) 4.00 to 1.00 on or before December 31, 2012, (ii) 3.75 to 1.00 for the period from January 1, 2013 to December 31, 2013 and (iii) 3.50 to 1.00 for any period after January 1, 2014.

Minimum consolidated tangible net worth(c)	At least $656.1 million plus 50.0% of the cumulative net income (excluding any losses) of the Company and its subsidiaries from the Effective Date through the date of calculation.

(a)

Fixed charge coverage ratio means the ratio of (i) EBITDA, as adjusted, minus the unfinanced portion of capital expenditures, minus taxes paid in cash, in each case for the period of eight consecutive fiscal quarters ending as of such date; to (ii) Fixed Charges as of such date, all calculated for the Company on a consolidated basis. EBITDA, as adjusted, means (i) net income (loss) for such period plus interest, taxes, depreciation and amortization, plus (ii) cash (if taken in connection with or during the bankruptcy of the Company) and non-cash tangible and intangible asset impairment charges, lease termination costs, severance costs, facility shutdown costs, and other related restructuring charges for such period related to a permanent reduction in capacity, plant or facility closures/cut-backs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

or a significant reconfiguration of a plant or facility and extraordinary, unusual or non-recurring non-cash charges or losses (other than for write-down or write-off of inventory); minus (iii) any extraordinary, unusual or nonrecurring income or gains; provided however, that aggregate principal amount of Plan Sponsor Subordinated Indebtedness included in the calculating EBITDA shall not exceed $100.0 million. Plan Sponsor Subordinated Indebtedness means additional unsecured Indebtedness owed to JBS USA Holdings, Inc., a Delaware corporation, or any wholly-owned subsidiary thereof that is (i) organized under the laws of the United States, any state thereof or the District of Columbia, and (ii) has been formed for the purpose of acquiring a majority of the equity interests of the Company, or merging or consolidating with the Company for the purpose of acquiring a majority of the equity interests of the Company. Fixed Charges means all amounts that are required to be paid by the Company during an eight fiscal quarter period for scheduled principal payments on indebtedness and capital lease obligations; plus all amounts that were paid in cash by the Company during the preceding eight fiscal quarter period in respect of interest, dividends, contributions to certain employee pension benefit plans and non-cancellable operating lease payments not included in the calculation of EBITDA.
(b)	Senior secured leverage ratio means the ratio of Senior Secured Indebtedness on such date to EBITDA, as adjusted, during the preceding four consecutive fiscal quarters. Senior Secured Indebtedness means, at any date, the aggregate principal amount of all Indebtedness (other than unsecured Indebtedness) of the Company at such date, determined on a consolidated basis, to the extent required to be reflected in the “Liabilities” section of the Consolidated Balance Sheet of the Company. Indebtedness means the aggregate principal amount of all (i) borrowed money and capital lease obligations, (ii) deposits or advances owed by the Company, (iii) obligations evidenced by bonds, debentures, notes or similar instruments, (iv) obligations under conditional sale or other title retention agreements, (v) obligations related to the deferred purchase price of property or services, (vi) all indebtedness of others secured by liens on property of the Company, (vii) guarantor obligations, (viii) obligations in respect to letters of credit, letters of guaranty, bankers’ acceptances and liquidated earn-outs and (ix) any other off-balance sheet liability, each to the extent required to be reflected in the Liabilities section of our Consolidated Balance Sheets.
(c)	Consolidated tangible net worth means shareholders’ equity minus intangible assets.

The Company is currently in compliance with these covenants. However, chicken prices, commodity prices, access to export markets and other factors could affect the Company’s ability to maintain compliance with its financial covenants.

Under the Exit Credit Facility, JBS USA, the Company’s majority stockholder, or its affiliates may make loans to the Company on a subordinated basis on terms reasonably satisfactory to the agents under the Exit Credit Facility and up to $100 million of such subordinated indebtedness may be included in the calculation of EBITDA (as defined in the Exit Credit Facility).

The Exit Credit Facility contains various covenants that may adversely affect our ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain assets sales, enter into certain transactions with JBS USA and our other affiliates, merge, consolidate and/or sell or dispose of all or substantially all of our assets.

All obligations under the Exit Credit Facility are unconditionally guaranteed by certain of the Company’s subsidiaries and are secured by a first priority lien on (i) the domestic (including Puerto Rico) accounts and inventory of the Company and its subsidiaries, (ii) 100% of the equity interests in the To-Ricos Borrowers and the Company’s domestic subsidiaries and 65% of the equity interests in the Company’s direct foreign subsidiaries, (iii) substantially all of the personal property and intangibles of the Company, the To-Ricos Borrowers and the guarantor subsidiaries, and (iv) substantially all of the real estate and fixed assets of the Company and the subsidiary guarantors.

ING Credit Agreement. On September 25, 2006, a subsidiary of the Company, Avícola Pilgrim’s Pride de México, S. de R.L. de C.V. (the “Mexico Borrower”), entered into a secured revolving credit agreement (the “ING Credit Agreement”) with ING Capital, LLC, as agent (the “Mexico Agent”) and the lenders party thereto (the “Mexico Lenders”). The ING Credit Agreement has a final maturity date of September 25, 2011 and a revolving commitment of 557.4 million Mexican pesos, a US dollar-equivalent $45.1 million at December 26, 2010. There were no outstanding borrowings under the ING Credit Agreement at December 26, 2010. Outstanding amounts under the ING Credit Agreement bear interest at a rate per annum equal to: the LIBOR Rate, the Base Rate, or the Interbank Equilibrium Interest Rate (the “TIIE Rate”), as applicable, plus the Applicable Margin (as those terms are defined in the ING Credit Agreement). While the Company was operating in Chapter 11, the Applicable Margin for LIBOR loans, Base Rate loans, and TIIE loans was 6.0%, 4.0%, and 5.8%, respectively. Following the Effective Date, the Applicable Margin for LIBOR loans and Base Rate loans is 0.375% higher than the highest applicable interest rate margin under the Exit Credit Facility and for TIIE loans is 0.20% less than the Applicable Margin for LIBOR loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The ING Credit Agreement requires the Company to make a mandatory prepayment of the revolving loans, in an aggregate amount equal to 100.0% of the net cash proceeds received by any Mexican subsidiary of the Company (a “Mexico Subsidiary”), as applicable, in excess of thresholds specified in the ING Credit Agreement (i) from the occurrence of certain asset sales by the Mexico Subsidiaries; (ii) from the occurrence of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any property or asset of any Mexico Subsidiary; or (iii) from the incurrence of certain indebtedness by a Mexico Subsidiary. Any such mandatory prepayments will permanently reduce the amount of the commitment under the ING Credit Agreement. The Mexico Subsidiaries have pledged substantially all of their receivables, inventory, and equipment and certain fixed assets. The Mexico Subsidiaries were excluded from the US bankruptcy proceedings.

Other Disclosures

Most of our domestic inventories and domestic fixed assets are pledged as collateral on our long-term debt and credit facilities.

Annual maturities of long-term debt for the five years subsequent to December 26, 2010 are as follows:

Debt Maturities
For the fiscal years ending December:	(In thousands)
2011	$58,144
2012	15,612
2013	15,886
2014	749,027
2015	263
Thereafter	503,979

Total maturities	1,342,911
Less: Amount representing original issue discount, net of accretion	(3,607)

Total long-term debt	$1,339,304

Total interest expense was $105.6 million, $44.7 million, $161.9 million and $134.2 million in 2010, the Transition Period, 2009 and 2008, respectively. Interest related to new construction capitalized in 2010, the Transition Period, 2009 and 2008 was $1.3 million, $1.1 million, $2.6 million and $5.3 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	INCOME TAXES

Income (loss) from continuing operations before income taxes by jurisdiction is as follows:

	2010	Transition Period	2009	2008
	(In thousands)
US	$(7,594)	$(64,709)	$(200,334)	$(1,164,376)
Foreign	74,082	(3,737)	26,485	(21,533)

Total	$66,488	$(68,446)	$(173,849)	$(1,185,909)

The components of income tax expense (benefit) are set forth below:

	2010	Transition Period	2009	2008
	(In thousands)
Current:
Federal	$28,156	$10,266	$(320)	$925
Foreign	25,815	(245)	2,829	(1,649)
State and other	(8,549)	—	(2,617)	1,747

Total current	45,422	10,021	(108)	1,023
Deferred:
Federal	(27,823)	(118,514)	(21,025)	(212,151)
Foreign	(41,212)	15,434	1,199	35,277
State and other	(225)	(9,312)	(1,652)	(19,070)

Total deferred	(69,260)	(112,392)	(21,478)	(195,944)

	$(23,838)	$(102,371)	$(21,586)	$(194,921)

The effective tax rate for continuing operations for 2010 was (35.9)% compared to 12.4% for 2009. The effective tax rate for 2010 differed from 2009 primarily as a result of a benefit on the deconsolidation for tax purposes of the Mexico operations and a decrease in the valuation allowance. The deconsolidation for tax purposes of the Mexico operations was in response to changes in the Mexican tax laws that became effective January 1, 2010. The deconsolidation reduces the accrued taxes that had been previously recognized under the consolidated filing status as it eliminates recapturing certain taxes required under the new consolidation laws. The effective tax rate for continuing operations for 2008 was 16.4%. The effective tax rate for 2009 differed from 2008 primarily as a result of a decrease in reserves for unrecognized tax benefits offset by an increase in valuation allowance and the tax effect of permanent items.

The following table reconciles the statutory US federal income tax rate to the Company’s effective income tax rate:

	2010	Transition Period	2009	2008
Federal income tax rate	35.0%	35.0%	35.0%	35.0%
State tax rate, net	0.8	2.1	2.0	2.2
Permanent items	13.6	(0.6)	(0.9)	(0.8)
Permanent items – reorganization costs	(14.1)	(8.5)	(8.5)	—
Domestic production activity	(7.3)	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010	Transition Period	2009	2008
Difference in US statutory tax rate and foreign country effective tax rate	(7.8)	0.6	2.2	(0.2)
Book income of consolidated entities attributable to non-controlling interest	(1.7)	0.2	—	—
Goodwill impairment	—	—	—	(14.8)
Tax credits	(7.6)	0.9	2.5	0.5
Change in reserve for unrecognized tax benefits	13.9	(4.9)	14.6	(0.2)
Change in valuation allowance	(10.9)	155.8	(33.0)	(6.0)
Change in tax legislation	(44.3)	(22.5)	—	—
Other	(5.5)	(8.5)	(1.5)	0.7

Total	(35.9)%	149.6%	12.4%	16.4%

Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 26, 2010	September 26, 2009
	(In thousands)
Deferred tax liabilities:
PP&E and identified intangible assets	$136,358	$178,986
Inventories	88,820	81,542
Insurance claims and losses	15,432	6,580
All other current	3,043	879
All other non-current	16,956	51,940

Total deferred tax liabilities	260,609	319,927
Deferred tax assets:
Net operating losses	103,389	296,678
Foreign net operating losses	26,580	34,896
Credit carry forwards	50,055	23,657
Allowance for doubtful accounts	10,053	2,186
Accrued liabilities	35,644	32,455
All other long-term	16,293	18,561
Derivatives	693	—
Workers compensation	33,089	25,504
Pension and other postretirement benefits	22,615	28,598

Subtotal	298,411	462,535
Valuation allowance	(53,938)	(164,821)

Total deferred tax assets	244,473	297,714

Net deferred tax liabilities	$16,136	$22,213

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and tax-planning strategies in making this assessment.

As of December 26, 2010, the Company does not believe it has sufficient positive evidence to conclude that realization of its net deferred tax asset position in various states and Mexico is more likely than not to be realized. The reduction in valuation allowance of $5.9 million during 2010 was primarily due to the utilization of Mexico net operating loss carry forwards during 2010 offset by a full valuation allowance against the remaining Mexico net operating loss carry forwards as of December 26, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As described in more detail below, during the Transition Period the Company carried back $547.7 million of its US federal net operating losses. As a result, during the Transition Period the Company released valuation allowance that had been recorded on its US federal net operating losses in the amount of $109.3 million. As of December 26, 2010, the Company’s valuation allowance is $53.9 million, of which $26.6 million relates to state net operating losses and credit carry forwards and $27.3 million relates to Mexico operations.

As of December 26, 2010, the Company had US federal net operating loss carry forwards of approximately $220.8 million that will begin to expire in 2026 and state net operating loss carry forwards of approximately $524.9 million that will begin to expire in 2011. The Company also had Mexico net operating loss carry forwards at December 26, 2010 of approximately $88.6 million that will begin to expire in 2011.

As of December 26, 2010, the Company had approximately $44.5 million of federal tax credit carry forwards that will begin to expire in 2024 and $5.5 million of state tax credit carry forwards that will begin to expire in 2011.

During the Transition Period the Company generated additional net operating losses from stock compensation deductions in excess of expenses recognized for financial reporting purposes (“Excess Tax Benefits”). Excess Tax Benefits are realized when they reduce taxes payable, as determined using a “with and without” method, and are credited to additional paid-in capital when realized. The Company has not recorded Excess Tax Benefits of $22.2 million as of December 26, 2010 from excess stock-based compensation deductions taken on our tax return for which a benefit has not yet been realized.

On November 6, 2009, H.R. 3548 was signed into law and included a provision that allowed most business taxpayers an increased carry back period for net operating losses incurred in 2008 or 2009. As a result, during 2009 the Company utilized $547.7 million of its US federal net operating losses under the expanded carry back provisions of H.R. 3548 and filed a claim for refund of $169.7 million. The Company received $122.6 million in refunds from the Internal Revenue Service (“IRS”) from the carry back claims during 2010. The Company anticipates receipt of the remainder of its claim pending resolution of its litigation with the IRS. See “Note 17. Commitments and Contingencies” for additional information.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its US net operating losses to reduce its tax liability. The Company experienced an ownership change in December 2009, but believes that utilization of the US net operating losses and tax credits will not be hindered by the Section 382 limitation.

The Company has not provided any deferred income taxes on the undistributed earnings of its Mexico subsidiaries based upon the determination that such earnings will be indefinitely reinvested. As of December 26, 2010, the cumulative undistributed earnings of these subsidiaries were approximately $131.4 million. If such earnings were not considered indefinitely reinvested, the Company estimates it would be subject to approximately $46.0 million of US federal income taxes before considering the availability of any US foreign tax credits. For activity after fiscal year ending September 2008, the Company is not permanently reinvesting its earnings in Puerto Rico. Therefore, the earnings generated in Puerto Rico have US taxes provided on the earnings as if the earnings were distributed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 31, 2009, the Mexican Congress enacted tax reform that became effective January 1, 2010. Under the provisions of the new law, the corporate tax rate increased from 28% to 30% beginning in calendar year 2010, will decrease from 30% to 29% in calendar year 2013, and will return to 28% in calendar year 2014. Also, beginning in calendar year 2010, the tax reform treated most consolidated income tax return benefits as temporary benefits for which deferred taxes must be paid once a five-year period has elapsed. For deferred taxes generated in calendar year 2006, that tax must be paid as follows: 25% in each of calendar years 2012 and 2013, 20% in calendar year 2014 and 15% in each of calendar years 2015 and 2016. Additionally, under the new bill, there are recapture rules that apply to separate company losses (post calendar year 1998) utilized in consolidation whereby the losses must be recaptured within five years instead of ten years if the separate company does not generate income to offset the losses. As a result of the tax impact of the new law, the Company recognized a charge of $15.4 million during the Transition Period.

During 2010, the Company developed a method to deconsolidate its Mexico operations from a tax perspective to help minimize the impact of the new Mexico tax reform. The deconsolidation reduces the accrued taxes that had been previously recognized under the consolidated filing status as it eliminates recapturing certain taxes required under the new consolidation laws. As a result of the deconsolidation, the Company recognized a benefit of $29.5 million during 2010.

The Company follows the provisions of ASC 740-10-25 that clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax benefit is required to meet before being recognized in the financial statements.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	December 26, 2010	September 26, 2009
	(In thousands)
Unrecognized tax benefits, beginning of year	$25,516	$65,322
Increase as a result of tax positions taken during the current year	9,005	926
Increase as a result of tax positions taken during prior years	87,654	3,495
Decrease as a result of tax positions taken during prior years	(55,156)	(2,348)
Decrease relating to settlements with taxing authorities	(345)	(44,737)

Unrecognized tax benefits, end of year	$66,674	$22,658

Included in unrecognized tax benefits of $66.7 million at December 26, 2010, was $13.0 million of tax benefits that, if recognized, would reduce the Company’s effective tax rate. It is not practicable at this time to estimate the amount of unrecognized tax benefits that will change in the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. As of December 26, 2010, the Company had recorded a liability of $18.8 million for interest and penalties. During 2010, accrued interest and penalty amounts related to uncertain tax positions were increased by $9.5 million which includes an increase of $14.2 million recognized for 2010 and a decrease of $4.7 million generally related to state tax positions that now meet the recognition threshold as a result of the Company’s emergence from bankruptcy.

The IRS has concluded the examination and appeals phase for the tax year ended September 26, 2002. The Company continues to be under examination for Gold Kist and its subsidiaries for the tax years June 30, 2004 through December 27, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company operates in the US (including multiple state jurisdictions), Puerto Rico and Mexico. With few exceptions, the Company is no longer subject to US federal, state or local income tax examinations for years prior to 2003 and is no longer subject to Mexico income tax examinations by taxing authorities for years prior to 2005.

The Company is currently working with the IRS through the normal processes and procedures that are available to all taxpayers outside of bankruptcy to resolve the IRS’ proofs of claim. In connection, the Company has filed various petitions in United States Tax Court (“Tax Court”) in response to the Notices of Deficiency that were issued to the Company. These matters are currently in the early stages of litigation. See “Note 17. Commitments and Contingencies” for additional information.

The Company requested and received approval from the IRS to change the Company’s tax year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. This change aligns the Company’s tax year with the tax year of JBS USA. The Company now operates on the basis of a 52/53-week tax year that ends on the Sunday falling on or before December 31.

14.	PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors programs that provide retirement benefits to most of its employees. These programs include qualified defined benefit pension plans, non-qualified defined benefit retirement plans, a defined benefit postretirement life insurance plan, and defined contribution retirement savings plans. Under all of our retirement plans, the Company’s expenses were $9.4 million, $2.2 million, $10.1 million, and $4.1 million in 2010, the Transition Period, 2009 and 2008, respectively.

The Company used a year-end measurement date of December 26, 2010 for its pension and postretirement benefits plans. Certain disclosures are listed below. Other disclosures are not material to the financial statements.

Qualified Defined Benefit Pension Plans

The Company sponsored three qualified defined benefit pension plans:

•	The Pilgrim’s Pride Retirement Plan for Union Employees (the “Union Plan”),

•	the Pilgrim’s Pride Retirement Plan for El Dorado Union Employees (the “El Dorado” Plan), and

•	the Pilgrim’s Pride Pension Plan for Legacy Gold Kist Employees (the “GK Pension Plan”).

The Union Plan covers certain locations or work groups within PPC. The El Dorado Plan was spun off from the Union Plan effective January 1, 2008 and covers certain eligible locations or work groups within the Company. This plan was settled in 2010. The GK Pension Plan covers certain eligible US employees who were employed at locations that the Company acquired in its acquisition of Gold Kist in 2007. Participation in the GK Pension Plan was frozen as of February 8, 2007, for all participants with the exception of terminated vested participants who are or may become permanently and totally disabled. The plan was frozen for that group as of March 31, 2007.

Non-qualified Defined Benefit Pension Plans

The Company sponsored two non-qualified defined benefit retirement plans:

•	The Former Gold Kist Inc. Supplemental Executive Retirement Plan (the “SERP Plan”), and

•	The Former Gold Kist Inc. Directors’ Emeriti Retirement Plan (the “Directors’ Emeriti Plan”).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pilgrim’s Pride assumed sponsorship of the SERP Plan and Directors’ Emeriti Plan through its acquisition of Gold Kist in 2007. The SERP Plan provides benefits on compensation in excess of certain Internal Revenue Code limitations to certain former executives with whom Gold Kist negotiated individual agreements. Benefits under the SERP Plan were frozen as of February 8, 2007. The Directors’ Emeriti Plan provides benefits to former Gold Kist directors.

Defined Benefit Postretirement Life Insurance Plan

The Company currently sponsors one defined benefit postretirement life insurance plan named the Gold Kist Inc. Retiree Life Insurance Plan (the “Insurance Plan”).

Pilgrim’s Pride also assumed defined benefit postretirement medical and life insurance obligations, including the Insurance Plan, through its acquisition of Gold Kist in 2007. In January 2001, Gold Kist began to substantially curtail its programs for active employees. On July 1, 2003, Gold Kist terminated medical coverage for retirees age 65 or older, and only retired employees in the closed group between ages 55 and 65 could continue their coverage at rates above the average cost of the medical insurance plan for active employees. These retired employees will all reach the age of 65 by 2012 and liabilities of the postretirement medical plan will then end.

Defined Benefit Plans Obligations and Assets

The following tables provide reconciliations of the changes in the plans’ projected benefit obligations and fair value of assets as well as statements of the funded status, balance sheet reporting and economic assumptions for these plans:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
	(In thousands)
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$161,607	$127,354	$2,114	$1,893
Service cost	165	672	—	—
Interest cost	8,659	8,899	115	135
Plan participant contributions	—	28	—	40
Actuarial losses (gains)	6,675	43,362	3	271
Benefits paid	(6,306)	(8,991)	(105)	(162)
Curtailments and settlements	(15,147)	—	—	—
Other	—	(1,877)	—	—

Projected benefit obligation, end of year	$155,653	$169,447	$2,127	$2,177

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
	(In thousands)
Change in plan assets:
Fair value of plan assets, beginning of year	$85,690	$92,980	$—	$—
Actual return on plan assets	11,332	587	—	—
Contributions by employer	9,817	1,111	105	122
Plan participant contributions	—	28	—	40
Benefits paid	(6,306)	(8,991)	(105)	(162)
Curtailments and settlements	(15,670)	—	—	—
Other	—	(1,140)	—	—

Fair value of plan assets, end of year	$84,863	$84,575	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
	(In thousands)
Funded status:
Funded status	$(70,790)	$(84,872)	$(2,127)	$(2,177)
Unrecognized prior service cost	19	60	—	—
Unrecognized net actuarial loss (gain)	9,708	19,967	(47)	14

Accrued benefit cost	$(61,063)	$(64,845)	$(2,174)	$(2,163)

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
	(In thousands)
Amounts recognized in the balance sheets:
Accrued benefit cost (current)	$(12,820)	$(14,143)	$(183)	$(171)
Accrued benefit cost (long-term)	(57,970)	(70,729)	(1,944)	(2,006)
Long-term deferred income taxes	—	7,560	—	5
Accumulated other comprehensive loss (income)	9,727	12,467	(47)	9

Net amount recognized	$(61,063)	$(64,845)	$(2,174)	$(2,163)

The accumulated benefit obligation for all defined benefit plans was $157.8 million and $171.6 million at December 26, 2010 and September 26, 2009, respectively. All of the Company’s defined benefit plans had an accumulated benefit obligation in excess of plan assets at December 26, 2010 and September 26, 2009.

Net Periodic Benefit Cost (Income)

The following table provides the components of net periodic benefit cost (income) for the plans:

	Pension Benefits				Other Benefits
	2010	Transition Period	2009	2008	2010	Transition Period	2009		2008
	(In thousands)
Service cost	$165	$166	$672	$1,246	$—	$—	$		$—
Interest cost	8,659	2,198	8,899	9,576	115	32		135	132
Estimated return on plan assets	(6,117)	(1,547)	(6,781)	(10,200)	—	—		—	—
Curtailment loss	36	—	—	—	—	—		—	—
Settlement loss (gain)	1,504	78	—	(6,312)	—	—		(60)	153
Amortization of prior service cost	3	2	61	116	—	—		—	—
Amortization of net loss (gain)	1	(420)	(2,227)	(125)	—	(2)		(49)	—
Effect of special events	—	—	410	(158)	—	—		—	—

Net periodic benefit cost (income)	$4,251	$477	$1,034	$(5,857)	$115	$30		$26	$285

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Economic Assumptions

The following table presents the assumptions used in determining the benefit obligations:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Discount rate	5.50%	5.34%	5.50%	5.33%
Rate of increase in compensation levels	3.00%	3.00%	NA	NA

The decrease in discount rate resulted in an increase in pension benefit obligation of $4.6 million.

The following table presents the assumptions used in determining the net periodic benefit cost amounts:

	Pension Benefits				Other Benefits
	2010	Transition Period	2009	2008	2010	Transition Period	2009	2008
Discount rate	5.69%	5.47%	7.42%	5.08%	5.69%	6.98%	7.53%	5.87%
Rate of increase in compensation levels	3.00%	3.00%	3.00%	3.00%	NA	NA	NA	NA
Expected return on plan assets	7.67%	7.65%	7.77%	7.77%	NA	NA	NA	NA

The expected rate of return on plan assets was determined based on the current interest rate environment and historical market premiums relative to the fixed income rates of equities and other asset classes. We also take into consideration anticipated asset allocations, investment strategies and the views of various investment professionals when developing this rate.

Plan Assets

The following table reflects the pension plans’ actual asset allocations:

	2010	2009
Cash and money market funds	1%	1%
Equity securities	72%	69%
Debt securities	27%	30%

Total assets	100%	100%

Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 30% in debt securities and 70% in equity securities. The plans only invest in debt and equity instruments for which there is a ready public market. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and debt securities of the type in which our plans invest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value measurements of plan assets fell into the following levels of the fair value hierarchy as of December 26, 2010:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and money market funds	$687	$—	$—	$687
Equity securities	—	60,955	—	60,955
Debt securities	—	23,221	—	23,221

Total	$687	$84,176	$—	$84,863

Plan assets classified in Level 1 at December 26, 2010 include money market funds. The valuation of these instruments is determined using a market approach, taking into account current interest rates, creditworthiness, and liquidity risks in relation to current market conditions, and is based upon unadjusted quoted prices for identical assets in active markets. The valuation of plan assets in Level 2 is determined using a market approach based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for substantially the full term of the financial instrument. Level 2 securities primarily include equity and fixed income securities funds.

Benefit Payments

The following table reflects the benefits as of December 26, 2010 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets.

	Pension Benefits	Other Benefits
	(In thousands)
2011	$12,820	$183
2012	12,360	185
2013	11,780	187
2014	10,315	188
2015	9,955	188
2016—2020	49,174	902

Total	$106,404	$1,833

We anticipate contributing $4.9 million and $0.2 million to our pension and other postretirement plans, respectively, during 2011.

Unrecognized Benefit Amounts in Accumulated Other Comprehensive Income (Loss)

The amounts in accumulated other comprehensive income (loss) that were not recognized as components of net periodic benefits cost and the changes in those amounts are as follows:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
	(In thousands)
Net actuarial loss (gain)	$9,708	$19,967	$(47)	$14
Net prior service cost	19	60	—	—

Total	$9,727	$20,027	$(47)	$14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Benefits				Other Benefits
	2010	Transition Period	2009	2008	2010	Transition Period	2009	2008
	(In thousands)
Net actuarial loss (gain), beginning of period	$10,017	$19,967	$(30,714)	$(14,824)	$(50)	$14	$(670)	$(41)
Amortization	(1)	(612)	2,227	125	—	(2)	49	—
Curtailment and settlement adjustments	(1,768)	(78)	(410)	6,312	—	—	60	(153)
Actuarial loss (gain)	6,675	(12,444)	43,362	(56,589)	3	(62)	270	(477)
Asset loss (gain)	(5,215)	3,184	6,193	34,264	—	—	—	—
Other	—	—	(691)	(2)	—	—	305	1

Net actuarial loss (gain), end of period	$9,708	$10,017	$19,967	$(30,714)	$(47)	$(50)	$14	$(670)

Net prior service cost, beginning of period	$58	$60	$121	$237	$—	$—	$—	$—
Amortization	(39)	(2)	(61)	(116)	—	—	—	—

Net prior service cost, end of period	$19	$58	$60	$121	$—	$—	$—	$—

Defined Contribution Plans

The Company currently sponsors two defined contribution retirement savings plans:

•	The Pilgrim’s Pride Retirement Savings Plan (the “RS Plan”), a Section 401(k) salary deferral plan, and

•	The To-Ricos Employee Savings and Retirement Plan (the “To-Ricos Plan”), a Section 1165(e) salary deferral plan.

Under the RS Plan, eligible US employees may voluntarily contribute a percentage of their compensation. The Company matches up to 30.0% of the first 2.14% to 6.00% of salary based on the salary deferral and compensation levels up to $245,000. The Company’s expenses related to contributions to the RS Plan totaled $4.5 million, $1.3 million, $5.9 million and $7.6 million in 2010, the Transition Period, 2009 and 2008, respectively. The To-Ricos Plan is maintained for certain eligible Puerto Rican employees. Under the To-Ricos Plan, eligible employees may voluntarily contribute a percentage of their compensation and there are various company matching provisions. During 2010, the Transition Period, 2009 and 2008, the Company’s expenses related to contributions to the To-Ricos Plan were immaterial.

The Company also maintains three postretirement plans for eligible Mexico employees as required by Mexico law that primarily cover termination benefits. Separate disclosure of the Mexican plan obligations is not considered material.

Certain retirement plans that the Company sponsors invest in a variety of financial instruments. Certain postretirement funds in which the Company participates hold significant amounts of mortgage-backed securities. However, none of the mortgages collateralizing these securities are considered subprime.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	STOCKHOLDERS EQUITY

Common Stock

In December 2009, the Company’s common stock outstanding immediately prior to the effectiveness of the Plan was cancelled and converted into the right to receive shares of common stock, par value $0.01 per share, of Reorganized PPC based on a one-for-one exchange ratio, which constituted approximately 77.2 million shares, or 36.0% of the total number of shares of common stock of Reorganized PPC issued pursuant to the Plan. The remaining approximately 137.1 million shares of common stock of Reorganized PPC, constituting 64.0% of the total issued pursuant to the Plan and outstanding on the Effective Date, were issued to JBS USA for $800.0 million in cash.

In May 2008, the Company completed a public offering of 7.5 million shares of its common stock for total consideration of approximately $177.4 million. The Company used the net proceeds of the offering to reduce outstanding indebtedness under two of its revolving credit facilities and for general corporate purposes.

Stock Compensation

The Company granted 200,000 restricted shares of its common stock to William W. Lovette effective January 14, 2011 in connection with the employment agreement between itself and Mr. Lovette. Fifty percent of these shares will vest on January 3, 2013 and the remaining shares will vest on January 3, 2014, subject to Mr. Lovette’s continued employment with the Company through the applicable vesting date. The $1.4 million fair value of the shares as of the grant date was determined by multiplying the number of shares granted by the closing market price of the Company’s common stock on the grant date. Assuming no forfeiture of shares, the Company will recognize share-based compensation expense of $0.7 million ratably from January 14, 2011 to January 3, 2013. The Company will also recognize share-based compensation expense of $0.7 million ratably from January 14, 2011 to January 3, 2014.

On January 27, 2009, the Company granted Don Jackson 3,085,656 restricted shares of its common stock as part of the employment agreement between itself and Dr. Jackson. Restrictions placed on the shares expired upon achievement of certain performance targets established under the employment agreement and the confirmation of a plan of reorganization of the Company. The $1.8 million fair value of the shares as of the grant date was determined by multiplying the number of shares granted by the closing market price of the Company’s common stock on the grant date. The Company recognized share-based compensation expense of $0.9 million on December 10, 2009, when restrictions on 1,542,828 shares of common stock awarded to Dr. Jackson lapsed following the confirmation of a plan of reorganization of the Company. The Company also recognized share-based compensation expense of $0.9 million on December 27, 2009, when restrictions on 1,542,828 shares of common stock awarded to Dr. Jackson expired upon the Company’s achievement of certain financial performance targets established under the employment agreement.

Other than the above arrangements, the Company does not have any other outstanding stock compensation grants.

Restrictions on Retained Earnings

The Company and JBS USA executed the Stockholders Agreement at the closing of the Acquisition that, among other things, prohibits Reorganized PPC from declaring dividends other than on a pro rata basis until the completion of the Mandatory Exchange Transaction as described in our Restated Certificate of Incorporation. The Exit Credit Facility also prohibits us from paying dividends on the common stock of Reorganized PPC. Further, the indenture governing the 2010 Notes restricts, but does not prohibit, Reorganized PPC from declaring dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Comprehensive Income

The amounts of income tax expense or benefit allocated to each component of other comprehensive income, including reclassification adjustments, are as follows:

Expense (Benefit)	2010	Transition Period	2009	2008
	(In thousands)
Unrealized holding gains (losses) on available- for-sale securities	$(66)	$—	$1,454	$(640)
Recognition in earnings of a previously unrecognized gain (loss) on derivative instrument designated as a cash flow hedge	(1,521)	—	(201)	(201)
Gains (losses) associated with pension and other postretirement benefits	3,934	—	(530)	5,923

	$2,347	$—	$723	$5,082

16.	RELATED PARTY TRANSACTIONS

Upon the Effective Date, JBS USA became the holder of the majority of the common stock of the Company (the “Current Major Stockholder”). Prior to the Effective Date, Lonnie A. “Bo” Pilgrim and certain entities related to Mr. Pilgrim collectively owned a majority of the voting power of the common stock of the Company (the “Former Major Stockholder”). Mr. Pilgrim was also the Senior Chairman of the Company prior to the Effective Date. Mr. Pilgrim ceased being Senior Chairman on the Effective Date; however, he remains a director of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions with the Current Major Stockholder and the Former Major Stockholder are summarized below:

	2010	Transition Period	2009	2008
	(In thousands)
Current Major Stockholder:
Purchases from Current Major Stockholder(a)(g)	$93,898	$—	$—	$—
Expenditures paid by Current Major Stockholder on behalf of Pilgrim’s Pride Corporation(f)(g)	26,818	—	—	—
Sales to Current Major Stockholder(a)(g)	5,422	—	—	—
Expenditures paid by Pilgrim’s Pride Corporation on behalf of Current Major Stockholder(f)(g)	482	—	—	—
Former Major Stockholder:
Sale of airplane hangars and undeveloped land to Former Major Stockholder(e)	1,450	—	—	—
Purchase of commercial egg property from Former Major Stockholder(c)	12,000	—	—	—
Loan guaranty fees paid to Former Major Stockholder(b)	8,928	—	1,473	4,904
Contract grower pay paid to Former Major Stockholder	1,249	185	1,037	1,008
Consulting fee paid to Former Major Stockholder(d)	1,497	—	—	—
Board fees paid to Former Major Stockholder	105	—	—	—
Lease payments and operating expenses on air plane	—	—	68	456
Lease payments on commercial egg property paid to Former Major Stockholder	125	188	750	750
Sales to Former Major Stockholder	28	146	686	710

(a)	JBS USA did not become the holder of the majority of the common stock of the Company until the Effective Date. Although transactions did occur between the Company and JBS USA during 2009, they were not related party transactions.
(b)	Until the Effective Date, Pilgrim Interests, Ltd., an entity related to Lonnie A. “Bo” Pilgrim, guaranteed a portion of the Company’s debt obligations. In consideration of such guarantees, the Company has paid Pilgrim Interests, Ltd. a quarterly fee equal to 0.25% of one-half of the average aggregate outstanding balance of such guaranteed debt. Pursuant to the terms of the DIP Credit Agreement, the Company could not pay any loan guarantee fees during the Chapter 11 case without the consent of the lenders party thereto. At December 27, 2009, the Company had accrued loan guaranty fees totaling $8.9 million. The Company paid these fees after emerging from bankruptcy on the Effective Date.
(c)	On February 23, 2010, the Company purchased a commercial egg property from the Former Major Stockholder for $12.0 million. Prior to the purchase, the Company leased the commercial egg property including all of the ongoing costs of the operation from the Former Major Stockholder.
(d)	In connection with the Plan, the Company and Lonnie A. “Bo” Pilgrim entered into a consulting agreement, which became effective on the Effective Date. The terms of the consulting agreement include, among other things, that (i) Mr. Pilgrim will provide services to the Company that are comparable in the aggregate with the services provided by him to the Company prior to the Effective Date, (ii) Mr. Pilgrim would be appointed to the Board of Directors of the Company and during the term of the consulting agreement will be nominated for subsequent terms on the board, (iii) Mr. Pilgrim will be compensated for services rendered to the Company at a rate of $1.5 million a year for a term of five years, (iv) Mr. Pilgrim will be subject to customary non-solicitation and non-competition provisions and (v) Mr. Pilgrim and his spouse will be provided with medical benefits (or will be compensated for medical coverage) that are comparable in the aggregate to the medical benefits afforded to employees of the Company.
(e)	On June 9, 2010, the Company sold two airplane hangars and undeveloped land to the Former Major Stockholder for $1.45 million.
(f)

On January 19, 2010, the Company entered into an agreement with JBS USA in order to allocate costs associated with JBS USA’s procurement of SAP licenses and maintenance services for its combined companies. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expiration, or earlier termination, of the underlying SAP license agreement. On May 5, 2010, the Company also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which have historically been supported by their respective corporate teams. Expenditures paid by the Current Major Stockholder on behalf of the Company will be reimbursed by the Company and expenditures paid by the Company on behalf of the Current Major Stockholder will be reimbursed by the Current Major Stockholder. This agreement expires on May 5, 2015.
(g)	As of December 26, 2010, the outstanding payable to JBS USA was $7.2 million and the outstanding receivable from JBS USA was $0.5 million. As of December 26, 2010, approximately $3.9 million of goods from JBS USA were in transit and not reflected on our Consolidated Balance Sheet.

The Company is party to grower contracts involving farms owned by the Former Major Stockholder that provide for the placement of Company-owned flocks on these farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts executed by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out phase for each flock. The aggregate amounts paid by the Company to the Former Major Stockholder under these grower contracts were less than $1.3 million in each of the periods 2010, the Transition Period, 2009 and 2008.

The Company leased an airplane from its Former Major Stockholder under an operating lease agreement. The terms of the lease agreement required monthly payments of $33,000 plus operating expenses. The lease was terminated on November 18, 2008. Lease expense was $66,000 and $396,000 in 2009 and 2008, respectively. Operating expenses were $1,500 and $60,000 in 2009 and 2008, respectively.

The Company maintains depository accounts with a financial institution in which the Company’s Former Major Stockholder is also a major stockholder. Fees paid to this bank in 2010, the Transition Period, 2009 and 2008 were insignificant. The Company had account balances at this financial institution of approximately $4.2 million and $2.3 million at December 26, 2010 and September 26, 2009, respectively.

The Former Major Stockholder has deposited $0.3 million with the Company as an advance on miscellaneous expenditures.

A son of the Former Major Stockholder sold commodity feed products and a limited amount of other services to the Company totaling approximately $0.4 million in each of the years ended 2010, 2009 and 2008. We made no purchases during the Transition Period. He also leases an insignificant amount of land from the Company.

17.	COMMITMENTS AND CONTINGENCIES

General

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. Among other considerations, we have not recorded a liability for any of these indemnities as based upon the likelihood of payment, the fair value of such indemnities would not have a material impact on our financial condition, results of operations and cash flows.

Purchase Obligations

The Company will sometimes enter into non-cancelable contracts to purchase capital equipment and certain commodities such as corn, soybean meal, cooking oil and natural gas. At December 26, 2010, the Company was party to outstanding purchase contracts totaling $599.4 million. Payments for purchases made under these contracts are due in less than one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Leases

The Consolidated Statements of Operations include rental expense for operating leases of approximately $58.3 million, $12.4 million, $68.4 million and $71.3 million in 2010, the Transition Period, 2009 and 2008, respectively. The Company’s future minimum lease commitments under non-cancelable operating leases are as follows: 2011—$27.4 million; 2012—$14.7 million; 2013—$6.6 million; 2014—$2.0 million; and 2015—$1.3 million.

Certain of the Company’s operating leases include rent escalations. The Company includes the rent escalation in its minimum lease payments obligations and recognizes them as a component of rental expense on a straight-line basis over the minimum lease term.

The Company also maintains operating leases for various types of equipment, some of which contain residual value guarantees for the market value of assets at the end of the term of the lease. The terms of the lease maturities range from one to ten years. The maximum potential amount of the residual value guarantees is estimated to be approximately $30.6 million; however, the actual amount would be offset by any recoverable amount based on the fair market value of the underlying leased assets. No liability has been recorded related to this contingency as the likelihood of payments under these guarantees is not considered to be probable and the fair value of such guarantees is immaterial. The Company historically has not experienced significant payments under similar residual guarantees.

Financial Instruments

At December 26, 2010, the Company was party to outstanding standby letters of credit totaling $40.5 million that affected the amount of funds available for borrowing under the Exit Credit Facility.

The Company’s loan agreements generally obligate the Company to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with or credit extended by such lender related to the loan, (ii) any tax, duty or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, some of the Company’s loan agreements contain a withholding tax provision that requires the Company to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law. These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation on the maximum additional amounts the Company could be obligated to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

Litigation

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. In the Company’s opinion, it has made appropriate and adequate accruals for claims where necessary; however, the ultimate liability for these matters is uncertain, and if significantly different than the amounts accrued, the ultimate outcome could have a material effect on the financial condition or results of operations of the Company. For a discussion of the material legal proceedings and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

claims, see Part I, Item 3. “Legal Proceedings.” Below is a summary of some of these material proceedings and claims. The Company believes it has substantial defenses to the claims made and intends to vigorously defend these cases.

On December 1, 2008, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were jointly administered under Case No. 08-45664. Until the Effective Date, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Debtors emerged from Chapter 11 on the Effective Date. The Company continues to work through the claims allowance process with respect to claims arising before the Effective Date. The Company will be responsible to the extent those claims become allowed claims.

Among the claims presently pending are two claims brought against certain current and former directors, executive officers and employees of the Company, the Pilgrim’s Pride Administrative Committee and the Pilgrim’s Pride Pension Committee seeking unspecified damages under section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1132. Each of these actions was brought by individual participants in the Pilgrim’s Pride Retirement Savings Plan, individually and on behalf of a putative class, alleging that the defendants breached fiduciary duties to plan participants and beneficiaries or otherwise violated ERISA. Although the Company is not a named defendant in these actions, our bylaws require us to indemnify our current and former directors and officers from any liabilities and expenses incurred by them in connection with actions they took in good faith while serving as an officer or director. In these actions the plaintiffs assert claims in excess of $35.0 million. The likelihood of an unfavorable outcome or the amount or range of any possible loss to the Company cannot be determined at this time.

Also, among the claims presently pending against the Company are two identical claims seeking unspecified damages, each brought by a stockholder, individually and on behalf of a putative class, alleging violations of certain antifraud provisions of the Securities Exchange Act of 1934. The Company intends to defend vigorously against the merits of these actions. The likelihood of an unfavorable outcome or the amount or range of any possible loss to the Company cannot be determined at this time.

Other claims presently pending against the Company are claims seeking unspecified damages brought by current or former contract chicken growers who allege, along with other assertions, that the Company breached grower contracts, conspired with a competitor to depress grower pay and made false representations to induce the plaintiffs into building chicken farms and entering into chicken growing agreements with the Company. We deny any liability in these actions and intend to assert vigorous defenses to the litigation. Nonetheless, there can be no assurances that other similar claims may not be brought against the Company.

Another claim presently pending against the Company is a claim asserted by the City of Clinton, Arkansas (the “City”) seeking approximately $28.0 million in damages relating to construction of and/or improvements to a wastewater facility to purify water discharged from a processing plant that the Company idled in 2009. The Company filed a motion to dismiss, which was granted by the federal district court in September 2009. The City requested to replead its claims. The court ruled that the City could not replead its claims and dismissed the claims with prejudice. On December 31, 2009, the City filed its notice of appeal seeking to challenge the court’s ruling. Oral argument before the United States Fifth Circuit Court of Appeals occurred on November 3, 2010. On January 18, 2011, the Fifth Circuit affirmed the Fort Worth Court’s judgment in favor of the Company. Nonetheless, there can be no assurances that other similar claims may not be brought against the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The United States Department of Treasury, Internal Revenue Service (“IRS”) has filed an amended proof of claim in the Bankruptcy Court pursuant to which the IRS asserts claims that total $74.7 million. We have filed in the Bankruptcy Court (i) an objection to the IRS’ amended proof of claim, and (ii) a motion requesting the Bankruptcy Court to determine our US federal tax liability pursuant to Sections 105 and 505 of the Bankruptcy Code. The objection and motion assert that the Company has no liability for the additional US federal taxes that have been asserted for pre-petition periods by the IRS. The IRS has responded in opposition to our objection and motion. On July 8, 2010, the Bankruptcy Court granted our unopposed motion requesting that the Bankruptcy Court abstain from determining our federal tax liability. As a result, we intend to work with the IRS through the normal processes and procedures that are available to all taxpayers outside of bankruptcy (including the United States Tax Court (“Tax Court”) proceedings discussed below) to resolve the IRS’ amended proof of claim.

In connection with the amended proof of claim, on May 26, 2010, we filed a petition in Tax Court in response to a Notice of Deficiency that was issued to the Company as the successor in interest to Gold Kist. The Notice of Deficiency and the Tax Court proceeding relate to a loss that Gold Kist claimed for its tax year ended June 26, 2004. The matter is currently in the early stages of litigation.

On August 10, 2010, we filed two petitions in Tax Court. The first petition relates to three Notices of Deficiency that were issued to us with respect to our 2003, 2005 and 2007 tax years. The second petition relates to a Notice of Deficiency that was issued to us with respect to Gold Kist’s tax year ended June 30, 2005, and its short tax year ended September 30, 2005. Both cases are currently in the early stages of litigation.

We express no opinion as to the likelihood of an unfavorable outcome or the amount or range of any possible loss to us related to the above Tax Court cases.

The Notices of Deficiency and the Tax Court proceedings discussed above cover the same tax years and the same amounts that were asserted by the IRS in its $74.7 million amended proof of claim that was filed in the Bankruptcy Court.

US Immigration and Customs Enforcement (“ICE”) investigated allegations of identity theft within our workforce. With our cooperation, ICE arrested approximately 350 of our employees in 2008 believed to have engaged in identity theft at five of our facilities. On December 30, 2009, PPC, the US Attorney’s Office for the Eastern District of Texas, and the Dallas Office of ICE entered into a non-prosecution agreement and civil resolution of the government’s investigation. Under this agreement: (i) the government agreed not to proceed either criminally or civilly against PPC, and to end its investigation of the immigration-related matters, relating to both the company and its current and former officers, employees and directors; (ii) PPC agreed to an immigration compliance program that would remain in effect for at least the 5-year term of the agreement; and (iii) PPC will pay an aggregate of $4.5 million, which approximates the amount the Company had previously accrued for this matter, to the government in four annual installments. We paid the first two installments of $1.1 million in February 2010 and February 2011. The parties acknowledged that PPC was admitting to no civil liability or criminal culpability as a result of the settlement. However, no assurances can be given that further enforcement efforts by governmental authorities against our employees or the Company (i) will not disrupt a portion of our workforce or our operations at one or more of our facilities, thereby negatively impacting our business or (ii) result in the assessment of fines against us that could have a material adverse effect on our financial position, results of operations or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	INCENTIVE COMPENSATION PLANS

In September 2009, the Company’s Board of Directors approved, subject to confirmation of the Plan by the Bankruptcy Court and the approval of the Company’s stockholders, the Short Term Management Incentive Plan, a new annual incentive program for use following the Company’s exit from bankruptcy, providing for the grant of bonus awards payable upon achievement of specified performance goals (the “STIP”). The Bankruptcy Court and the stockholders approved the STIP in connection with the confirmation of the Plan in December 2009. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee will be eligible to participate in the STIP. The Company has not accrued costs related to the STIP as of the date of this report as a liability was not probable to occur at this time given current results.

In September 2009, the Company’s Board of Directors also approved, subject to confirmation of the Plan by the Bankruptcy Court and stockholder approval, a new, performance-based, omnibus long-term incentive plan (the “LTIP”), providing for the grant following the Company’s exit from its Chapter 11 proceedings of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants. The Bankruptcy Court and the stockholders approved the LTIP in connection with the confirmation of the Plan in December 2009. The equity-based awards that may be granted under the LTIP include “incentive stock option,” within the meaning of the Code, non-qualified stock option, stock appreciation rights, restricted stock awards and restricted stock units. No awards have been granted under the LTIP and the Company has not accrued costs related to the LTIP as of the date of this report.

19.	INSURANCE PROCEEDS

On July 21, 2008, the Mt. Pleasant Fire damaged a significant portion of the plant’s building, machinery and equipment. The Company resumed operations at the plant in April 2009. The insurance claim was closed in May 2010. The Company received the following proceeds related to the Mt. Pleasant Fire:

	2010	Transition Period	2009	2008
	(In thousands)
Business interruption	$326	$1,235	$37,000	$10,000
Equipment replacement	697	1,355	5,000	30,000

Total	$1,023	$2,590	$42,000	$40,000

20.	MARKET RISKS AND CONCENTRATIONS

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, investment securities and trade accounts receivable. The Company’s cash equivalents and investment securities are high-quality debt and equity securities placed with major banks and financial institutions. The Company’s trade accounts receivable are generally unsecured. Credit evaluations are performed on all significant customers and updated as circumstances dictate. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across geographic areas. With the exception of one customer that accounts for approximately 13.5% of trade accounts and other receivables at December 26, 2010, and approximately 11.3% of net sales for 2010, the Company does not believe it has significant concentrations of credit risk in its trade accounts receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 26, 2010, approximately 33% of the Company’s employees were covered under collective bargaining agreements. Approximately 5,200 employees covered under collective bargaining agreements are covered under agreements that expired in 2010 and have yet to be renegotiated or will expire in 2011. We have not experienced any work stoppage at any location in over six years. We believe our relations with our employees are satisfactory. At any given time, we will be in some stage of contract negotiation with various collective bargaining units.

21.	BUSINESS SEGMENT AND GEOGRAPHIC REPORTING

We operate in one reportable business segment, as a producer and seller of chicken products we either produce or purchase for resale in the US, Puerto Rico and Mexico. We conduct separate operations in the US, Puerto Rico and Mexico; however, for geographic reporting purposes, we include Puerto Rico with our US operations. Corporate expenses are allocated to Mexico based upon various apportionment methods for specific expenditures incurred related thereto with the remaining amounts allocated to the US.

During the current year, we announced organizational changes that resulted in the merger of our former Other Products segment into our Chicken segment. Data related to our former Other Products segment, which included primarily non-chicken products sold through our distribution centers, table eggs, animal feed and offal, is no longer reported directly to the chief operating decision maker. This information is now reported through chicken operations management. We reclassified prior year segment disclosures to conform to the new segment presentation.

Net sales to customers and long-lived assets are as follows:

	2010	Transition Period	2009	2008
	(In thousands)
Net sales to customers:
United States	$6,237,057	$1,466,705	$6,569,652	$7,940,542
Mexico	644,572	136,029	518,403	578,215

Total	$6,881,629	1,602,734	$7,088,055	$8,518,757

	December 26, 2010	September 26, 2009
	(In thousands)
Long-lived assets:
United States	$1,394,193	$1,535,533
Mexico	80,036	84,731

Total	$1,474,229	$1,620,264

The Company’s Mexico operations had net assets of $215.7 million and $145.2 million at December 26, 2010 and September 26, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.	QUARTERLY RESULTS (UNAUDITED)

2010	First(a)	Second(b)	Third(c)	Fourth(d)	Year
	(In thousands, except per share data)
Net sales	$1,642,918	$1,707,568	$1,719,850	$1,811,293	$6,881,629
Gross profit	52,019	132,491	157,294	119,189	460,993
Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	(45,547)	32,918	57,926	41,844	87,141
Net income (loss) per share amounts—basic and diluted	(0.21)	0.15	0.27	0.20	0.41
Number of days in quarter	91	91	91	92	365

(a)	In the first quarter of 2010, the Company recognized reorganization charges of $20.7 million, restructuring charges of $35.8 million and net losses on derivative financial instruments of $11.4 million.
(b)	In the second quarter of 2010, the Company recognized reorganization credits of $2.2 million, restructuring charges of $2.1 million, asset impairment charges of $14.8 million, net gains on derivative financial instruments of $2.4 million and Mt. Pleasant Fire insurance recoveries of $0.3 million.
(c)	In the third quarter of 2010, the Company recognized restructuring charges of $1.1 million, asset impairment charges of $0.4 million and net gains on derivative financial instruments of $15.4 million.
(d)	In the fourth quarter of 2010, the Company recognized restructuring charges of $4.9 million, asset impairment charges of $11.2 million and net gains on derivative financial instruments of $62.8 million.

Transition Period (a)
(In thousands, except per share data)
Net sales	$1,602,734
Gross profit	68,753
Net income attributable to Pilgrim’s Pride Corporation common stockholders	33,613
Net income per share amounts—basic	0.45
Net income per share amounts—diluted	0.44
Number of days in the Transition Period	91

(a)	In the three months ended December 27, 2009, the Company recognized reorganization charges of $32.7 million and restructuring charges of $1.5 million.

2009	First(a)	Second (b)	Third(c)	Fourth (d)	Year
	(In thousands, except per share data)
Net sales	$1,876,991	$1,698,102	$1,776,813	$1,736,149	$7,088,055
Gross profit (loss)	(100,646)	79,938	166,967	164,544	310,803
Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	(228,782)	(58,765)	53,239	82,726	(151,582)
Per share amounts-basic:
Continuing operations	$(3.10)	$(0.79)	$0.72	$1.11	$(2.06)
Discontinued business	0.01	—	—	—	0.01
Net income (loss)	(3.09)	(0.79)	0.72	1.11	(2.05)
Per share amounts-diluted:
Continuing operations	$(3.10)	$(0.79)	$0.69	$1.07	$(2.06)
Discontinued operations	0.01	—	—	—	0.01
Net income (loss)	(3.09)	(0.79)	0.69	1.07	(2.05)
Number of days in quarter	91	91	91	91	364

(a)	In the first quarter of 2009, the Company recognized post-petition reorganization charges of $13.3 million, pre-petition restructuring charges of $2.4 million, losses on derivative financial instruments of $21.4 million and Mt. Pleasant Fire insurance recoveries of $5.0 million.
(b)	In the second quarter of 2009, the Company recognized post-petition reorganization charges of $35.4 million, pre-petition restructuring credits of $0.4 million and Mt. Pleasant Fire insurance recoveries of $5.0 million.
(c)	In the third quarter of 2009, the Company recognized post-petition reorganization charges of $16.8 million and Mt. Pleasant Fire insurance recoveries of $15.0 million.
(d)	In the fourth quarter of 2009, the Company recognized post-petition reorganization charges of $21.8 million, restructuring charges of $12.5 million and Mt. Pleasant Fire insurance recoveries of $17.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.	SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

On December 15, 2010, the Company closed on the sale of $500.0 million of 7 7/8% Senior Notes due in 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed on a senior unsecured basis by Pilgrim’s Pride Corporation of West Virginia, Inc., a wholly owned subsidiary of the Company (the “Guarantor”). In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the financial position, results of operations and cash flows of the Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the Guarantor on a Guarantor-only basis, the combined non-Guarantor subsidiaries and elimination entries necessary to arrive at the information for the Parent, the Guarantor and non-Guarantor subsidiaries on a consolidated basis. Investments in subsidiaries are accounted for by the Company using the equity method for this presentation.

The tables below present the condensed consolidating balance sheets as of December 26, 2010 and September 26, 2009, as well as the condensed consolidating statements of operations and cash flows for the years ended December 26, 2010, September 26, 2009, September 27, 2008 and the Transition Period ended December 27, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEETS

December 26, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash and cash equivalents	$67,685	$—	$38,392	$—	$106,077
Restricted cash and cash equivalents	—	—	60,953	—	60,953
Investment in available-for-sale securities	—	—	1,554	—	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	267,813	1,779	52,173	—	321,765
Inventories	905,215	20,668	103,371	—	1,029,254
Income taxes receivable	62,117	—	—	(3,652)	58,465
Current deferred tax assets	—	6,025	5,176	(7,725)	3,476
Prepaid expenses and other current assets	66,178	345	14,727	—	81,250
Assets held for sale	24,741	—	22,930	—	47,671

Total current assets	1,393,749	28,817	299,276	(11,377)	1,710,465

Investment in available-for-sale securities	—	—	11,595	—	11,595
Intercompany receivable	60,882	23,724	—	(84,606)	—
Investment in subsidiaries	337,762	—	—	(337,762)	—
Deferred tax assets	27,023	—	—	(4,414)	22,609
Other long-lived assets	64,371	—	182,772	(180,000)	67,143
Identified intangible assets, net	35,308	—	13,642	—	48,950
Property, plant and equipment, net	1,199,495	45,872	116,657	(3,888)	1,358,136

Total assets	$3,118,590	$98,413	$623,942	$(622,047)	$3,218,898

Accounts payable	$265,940	$7,398	$56,442	$—	$329,780
Account payable to JBS USA, LLC	7,212	—	—	—	7,212
Accrued expenses and other current liabilities	185,897	26,394	85,649	—	297,940
Income taxes payable	—	—	10,466	(3,652)	6,814
Current deferred tax liabilities	46,470	—	—	(7,725)	38,745
Current maturities of long-term debt	58,144	—	—	—	58,144

Total current liabilities	563,663	33,792	152,557	(11,377)	738,635

Long-term debt, less current maturities	1,306,160	—	—	(25,000)	1,281,160
Intercompany payable	—	—	84,606	(84,606)	—
Deferred tax liabilities	—	4,117	3,773	(4,414)	3,476
Other long-term liabilities	269,844	—	2,187	(155,000)	117,031

Total liabilities	2,139,667	37,909	243,123	(280,397)	2,140,302

Total Pilgrim’s Pride Corporation stockholders’ equity	978,923	60,504	374,886	(341,650)	1,072,663
Noncontrolling interest	—	—	5,933	—	5,933

Total stockholders’ equity	978,923	60,504	380,819	(341,650)	1,078,596

Total liabilities and stockholders’ equity	$3,118,590	$98,413	$623,942	$(622,047)	$3,218,898

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEETS

September 26, 2009

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash and cash equivalents	$184,821	$—	$35,208	$—	$220,029
Investment in available-for-sale securities	—	—	5,302	—	5,302
Trade accounts and other receivables, less allowance for doubtful accounts	276,333	1,818	38,802	—	316,953
Inventories	655,059	20,093	88,717	—	763,869
Income taxes receivable	16,461	—	2,208	(3,641)	15,028
Current deferred tax assets	—	4,625	1,780	(6,405)	—
Prepaid expenses and other current assets	30,866	350	13,324	—	44,540
Assets held for sale	473	—	—	—	473

Total current assets	1,164,013	26,886	185,341	(10,046)	1,366,194

Investment in available-for-sale securities	—	—	57,314	—	57,314
Intercompany receivable	75,891	12,762	—	(88,653)	—
Investment in subsidiaries	290,338	—	—	(290,338)	—
Deferred tax assets	21,357	—	—	(4,625)	16,732
Other long-lived assets	61,004	—	182,605	(180,000)	63,609
Identified intangible assets, net	41,336	—	15,843	—	57,179
Property, plant and equipment, net	1,299,845	51,197	152,322	(3,888)	1,499,476

Total assets	$2,953,784	$90,845	$593,425	$(577,550)	$3,060,504

Accounts payable	$132,467	$8,906	$40,800	$—	$182,173
Accrued expenses and other current liabilities	208,007	27,796	73,456	—	309,259
Income taxes payable	—	—	3,688	(3,688)	—
Current deferred tax liabilities	23,137	—	—	(6,405)	16,732

Total current liabilities	363,611	36,702	117,944	(10,093)	508,164

Long-term debt, less current maturities	25,000	—	41,062	(25,000)	41,062
Intercompany payable	—	—	88,653	(88,653)	—
Deferred tax liabilities	—	4,625	22,213	(4,625)	22,213
Other long-term liabilities	250,338	—	3,445	(155,000)	98,783

Total liabilities	638,949	41,327	273,317	(283,371)	670,222
Liabilities subject to compromise	2,233,161	—	—	—	2,233,161

Total Pilgrim’s Pride Corporation stockholders’ equity	81,036	49,518	314,545	(294,179)	150,920
Noncontrolling interest	638	—	5,563	—	6,201

Total stockholders’ equity	81,674	49,518	320,108	(294,179)	157,121

Total liabilities and stockholders’ equity	$2,953,784	$90,845	$593,425	$(577,550)	$3,060,504

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Twelve Months Ended December 26, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$5,623,958	$470,649	$1,173,766	$(386,744)	$6,881,629
Costs and expenses:
Cost of sales	5,183,274	449,358	1,170,430	(386,744)	6,416,318
Operational restructuring charges, net	4,318	—	—	—	4,318

Gross profit (loss)	436,366	21,291	3,336	—	460,993
Selling, general and administrative expense	176,589	(279)	33,234	—	209,544
Administrative restructuring charges, net	59,136	—	6,886	—	66,022

Total costs and expenses	5,423,317	449,079	1,210,550	(386,744)	6,696,202

Operating income (loss)	200,641	21,570	(36,784)	—	185,427

Other expenses (income):
Interest expense	103,735	—	1,818	—	105,553
Interest income	(580)	—	(3,225)	—	(3,805)
Loss on early extinguishment of debt	11,726	—	—	—	11,726
Miscellaneous, net	91,890	4,241	(110,363)	1,156	(13,076)

Total other expenses (income)	206,771	4,241	(111,770)	1,156	100,398

Income (loss) from continuing operations before reorganization	(6,130)	17,329	74,986	(1,156)	85,029
Reorganization items, net	18,348	—	193	—	18,541

Income (loss) from continuing operations before income taxes	(24,478)	17,329	74,793	(1,156)	66,488
Income tax expense (benefit)	(15,266)	6,542	(15,114)	—	(23,838)

Income (loss) before equity in earnings of consolidated subsidiaries	(9,212)	10,787	89,907	(1,156)	90,326
Equity in earnings of consolidated subsidiaries	65,544	—	—	(65,544)	—

Net income	56,332	10,787	89,907	(66,700)	90,326
Less: Net income attributable to noncontrolling interest	—	—	3,185	—	3,185

Net income attributable to Pilgrim’s Pride Corporation	$56,332	$10,787	$86,722	$(66,700)	$87,141

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended December 27, 2009

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Elimination/ Adjustments	Consolidation

Net sales	$1,329,292	$106,930	$257,002	$(90,490)	$1,602,734
Costs and expenses:
Cost of sales	1,258,139	100,701	262,754	(90,490)	1,531,104
Operational restructuring charges, net	2,877	—	—	—	2,877

Gross profit (loss)	68,276	6,229	(5,752)	—	68,753
Selling, general and administrative expense	50,357	301	11,865	—	62,523
Administrative restructuring charges, net	—	—	(1,359)	—	(1,359)

Total costs and expenses	1,311,373	101,002	273,260	(90,490)	1,595,145

Operating income (loss)	17,919	5,928	(16,258)	—	7,589

Other expenses (income):
Interest expense	43,419	—	1,254	—	44,673
Interest income	(1)	—	(479)	—	(480)
Miscellaneous, net	15,921	5,589	(22,632)	238	(884)

Total other expenses (income)	59,339	5,589	(21,857)	238	43,309

Income (loss) from continuing operations before reorganization	(41,420)	339	5,599	(238)	(35,720)
Reorganization items, net	32,127	23	576	—	32,726

Income (loss) from continuing operations before income taxes	(73,547)	316	5,023	(238)	(68,446)
Income tax expense (benefit)	(120,167)	119	17,677	—	(102,371)

Income (loss) before equity in earnings of consolidated subsidiaries	46,620	197	(12,654)	(238)	33,925
Equity in earnings of consolidated subsidiaries	(6,249)	—	—	6,249	—

Net income (loss)	40,371	197	(12,654)	6,011	33,925
Less: Net income attributable to noncontrolling interest	—	—	312	—	312

Net income (loss) attributable to Pilgrim’s Pride Corporation	$40,371	$197	$(12,966)	$6,011	$33,613

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Twelve Months Ended September 26, 2009

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Net sales	$6,192,607	$252,255	$1,031,954	$(388,761)	$7,088,055
Costs and expenses:
Cost of sales	5,900,512	218,235	1,034,802	(388,761)	6,764,788
Operational restructuring charges, net	12,464	—	—	—	12,464

Gross profit (loss)	279,631	34,020	(2,848)	—	310,803
Selling, general and administrative expense	187,801	1,655	52,033	—	241,489
Administrative restructuring charges, net	1,987	—	—	—	1,987

Total costs and expenses	6,102,764	219,890	1,086,835	(388,761)	7,020,728

Operating income (loss)	89,843	32,365	(54,881)	—	67,327

Other expenses (income):
Interest expense	156,573	—	5,356	—	161,929
Interest income	(2,306)	—	(2,080)	—	(4,386)
Miscellaneous, net	57,706	19,568	(94,710)	13,794	(3,642)

Total other expenses (income)	211,973	19,568	(91,434)	13,794	153,901

Income (loss) from continuing operations before reorganization	(122,130)	12,797	36,553	(13,794)	(86,574)
Reorganization items, net	83,985	159	3,131	—	87,275

Income (loss) from continuing operations before income taxes	(206,115)	12,638	33,422	(13,794)	(173,849)
Income tax expense (benefit)	(29,720)	4,771	3,363	—	(21,586)

Income (loss) before equity in earnings of consolidated subsidiaries	(176,395)	7,867	30,059	(13,794)	(152,263)
Equity in earnings of consolidated subsidiaries	30,564	—	—	(30,564)	—

Income (loss) from continuing operations	(145,831)	7,867	30,059	(44,358)	(152,263)
Income from discontinued business, net of tax	—	—	599	—	599

Net income (loss)	(145,831)	7,867	30,658	(44,358)	(151,664)
Less: Net loss attributable to noncontrolling interest	—	—	(82)	—	(82)

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(145,831)	$7,867	$30,740	$(44,358)	$(151,582)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Twelve Months Ended September 27, 2008

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Elimination/ Adjustments	Consolidation

Net sales	$7,386,024	$232,332	$1,342,517	$(442,116)	$8,518,757
Costs and expenses:
Cost of sales	7,561,696	207,161	1,411,385	(442,116)	8,738,126
Operational restructuring charges, net	27,990	—	—	—	27,990

Gross profit (loss)	(203,662)	25,171	(68,868)	—	(247,359)
Selling, general and administrative expense	208,907	3,037	80,791	—	292,735
Goodwill impairment	501,446	—	—	—	501,446
Administrative restructuring charges, net	16,156	—	—	—	16,156

Total costs and expenses	8,316,195	210,198	1,492,176	(442,116)	9,576,453

Operating income (loss)	(930,171)	22,134	(149,659)	—	(1,057,696)

Other expenses (income):
Interest expense	139,432	—	(5,212)	—	134,220
Interest income	(302)	(1)	(2,290)	—	(2,593)
Loss on early extinguishment of debt	—	—	—	—	—
Miscellaneous, net	112,927	18,761	(139,214)	4,112	(3,414)

Total other expenses (income)	252,057	18,760	(146,716)	4,112	128,213

Income (loss) from continuing operations before income taxes	(1,182,228)	3,374	(2,943)	(4,112)	(1,185,909)
Income tax expense (benefit)	(237,222)	1,274	41,027	—	(194,921)

Income (loss) before equity in earnings of consolidated subsidiaries	(945,006)	2,100	(43,970)	(4,112)	(990,988)
Equity in earnings of consolidated subsidiaries	(30,424)	—	—	30,424	—

Income (loss) from continuing operations	(975,430)	2,100	(43,970)	26,312	(990,988)
Loss from discontinued business, net of tax	—	—	(6,409)	—	(6,409)

Net income (loss)	(975,430)	2,100	(50,379)	26,312	(997,397)
Less: Net income attributable to noncontrolling interest	—	—	1,184	—	1,184

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(975,430)	$2,100	$(51,563)	$26,312	$(998,581)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Twelve Months Ended December 26, 2010

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash provided by (used in) operating activities	$22,412	$3,496	$(10,147)	$(1,156)	$14,605

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(162,264)	(3,273)	(13,795)	—	(179,332)
Purchases of investment securities	—	—	(17,201)	—	(17,201)
Proceeds from sale or maturity of investment securities	—	—	68,100	—	68,100
Proceeds from property sales and disposals	9,640	(223)	5,281	—	14,698

Cash provided by (used in) investing activities	(152,624)	(3,496)	42,385	—	(113,735)

Cash flows from financing activities:
Proceeds from long-term debt	2,438,855	—	—	—	2,438,855
Payments on long-term debt	(3,153,848)	—	(43,551)	—	(3,197,399)
Proceeds from sale of common stock	800,000	—	—	—	800,000
Purchase of remaining interest in subsidiary	(7,637)	—	—	—	(7,637)
Payment of capitalized loan costs	(62,788)	—	—	—	(62,788)
Other financing activities	—	—	(1,667)	1,156	(511)

Cash provided by (used in) financing activities	14,582	—	(45,218)	1,156	(29,480)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,613)	—	(1,613)

Decrease in cash and cash equivalents	(115,630)	—	(14,593)	—	(130,223)
Cash and cash equivalents, beginning of period	183,315	—	52,985	—	236,300

Cash and cash equivalents, end of period	$67,685	$—	$38,392	$—	$106,077

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended December 27, 2009

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash flows provided by (used in) operating activities	$(37,459)	$695	$32,945	$(238)	$(4,057)

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(27,456)	(695)	(2,312)	—	(30,463)
Purchases of investment securities	—	—	(6,024)	—	(6,024)
Proceeds from sale or maturity of investment securities	—	—	4,511	—	4,511
Proceeds from property sales and disposals	2,416	—	1,106	—	3,522

Cash used in investing activities	(25,040)	(695)	(2,719)	—	(28,454)

Cash flows from financing activities:
Proceeds from long-term debt	60,370	—	—	—	60,370
Payments on long-term debt	(10,144)	—	—	—	(10,144)
Proceeds from sale of common stock	12,743	—	(12,743)	—	—
Other financing activities	(1,976)	—	(238)	238	(1,976)

Cash provided by (used in) financing activities	60,993	—	(12,981)	238	48,250

Effect of exchange rate changes on cash and cash equivalents	—	—	532	—	532

Increase (decrease) in cash and cash equivalents	(1,506)	—	17,777	—	16,271
Cash and cash equivalents, beginning of period	184,821	—	35,208	—	220,029

Cash and cash equivalents, end of period	$183,315	$—	$52,985	$—	$236,300

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Twelve Months Ended September 26, 2009

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash flows provided by (used in) operating activities	$191,421	$1,561	$(114,254)	$(13,794)	$64,934

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(82,635)	(1,561)	(3,997)	—	(88,193)
Purchases of investment securities	—	—	(19,958)	—	(19,958)
Proceeds from sale or maturity of investment securities	—	—	18,946	—	18,946
Proceeds from property sales and disposals	80,079	—	5,657	—	85,736

Cash provided by (used in) investing activities	(2,556)	(1,561)	648	—	(3,469)

Cash flows from financing activities:
Proceeds from short-term notes payable	430,817	—	—	—	430,817
Payments on short-term notes payable	(430,817)	—	—	—	(430,817)
Proceeds from long-term debt	833,424	—	—	—	833,424
Payments on long-term debt	(719,762)	—	—	—	(719,762)
Proceeds from sale of common stock	(155,483)	—	155,483	—	—
Change in outstanding cash management obligations	(2,131)	—	(9,041)	—	(11,172)
Other financing activities	—	—	(15,131)	13,794	(1,337)

Cash provided by (used in) financing activities	(43,952)	—	131,311	13,794	101,153

Effect of exchange rate changes on cash and cash equivalents	—	—	(4,142)	—	(4,142)

Increase in cash and cash equivalents	144,913	—	13,563	—	158,476
Cash and cash equivalents, beginning of period	39,908	—	21,645	—	61,553

Cash and cash equivalents, end of period	$184,821	$—	$35,208	$—	$220,029

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Twelve Months Ended September 27, 2008

(In thousands)

	Parent	Subsidiary Guarantor	Subsidiary Non-Guarantors	Eliminations/ Adjustments	Consolidation

Cash flows provided by (used in) operating activities	$(628,418)	$3,735	$(52,057)	$(4,112)	$(680,852)

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(139,668)	(3,780)	(9,053)	—	(152,501)
Purchases of investment securities	—	—	(38,043)	—	(38,043)
Proceeds from sale or maturity of investment securities	—	—	27,545	—	27,545
Proceeds from property sales and disposals	18,124	—	23,243	—	41,367

Cash provided by (used in) investing activities	(121,544)	(3,780)	3,692	—	(121,632)

Cash flows from financing activities:
Proceeds from long-term debt	2,239,400	—	25,512	—	2,264,912
Payments on long-term debt	(1,646,028)	—	—	—	(1,646,028)
Proceeds from sale of common stock	177,218	—	—	—	177,218
Change in outstanding cash management obligations	13,558	—	—	—	13,558
Other financing activities	(11,917)	—	(4,112)	4,112	(11,917)

Cash provided by financing activities	772,231	—	21,400	4,112	797,743

Effect of exchange rate changes on cash and cash equivalents	—	—	126	—	126

Increase (decrease) in cash and cash equivalents	22,269	(45)	(26,839)	—	(4,615)
Cash and cash equivalents, beginning of period	17,639	45	48,484	—	66,168

Cash and cash equivalents, end of period	$39,908	$—	$21,645	$—	$61,553

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24.	EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS’ REPORT

Subsequent to the date of the Consolidated Balance Sheets, the Company signed a listing agreement to market for sale an idled processing facility in Franconia, Pennsylvania. The carrying amount of the processing facility and related assets at August 19, 2011 was $8.2 million.

Subsequent to the date of the Consolidated Balance Sheets, the Company developed and announced plans to close its Dallas, Texas, processing facility. The Company will impair the carrying amount of the processing facility’s land and buildings as well as the carrying amount of certain breeder farms that currently supply the processing facility by approximately $9.1 million during the third quarter of 2011. The Company also expects to incur closing costs totaling $16.6 million and to write off related breeder hen inventories of $3.0 million in the third quarter of 2011.

On June 23, 2011, the Company entered into the Subordinated Loan Agreement with JBS USA (the “Subordinated Loan Agreement”), which provided an aggregate commitment of $100.0 million. On June 23, 2011, JBS USA made a term loan to the Company in the principal amount of $50.0 million. In addition, JBS USA agreed to make an additional one-time term loan in the principal amount of $50.0 million if the Company’s availability under the revolving loan commitment in the Exit Credit Facility is less than $200.0 million. The commitment, under the Subordinated Loan Agreement, will terminate on the earlier to occur of (i) the date on which all amounts owing under the Exit Credit Facility are due and payable in accordance with its terms or (ii) June 27, 2015. Loans under the Subordinated Loan Agreement mature on June 28, 2015.

On June 23, 2011, the Company entered into an amendment to the Exit Credit Facility, which, among other things, temporarily suspended the requirement for the Company to comply with the fixed charge coverage ratio and senior secured leverage ratio financial covenants until September 23, 2012 and modified the consolidated tangible net worth financial covenant. The Company is currently in compliance with the required tangible net worth covenant. However, if chicken prices and feed ingredient prices fail to improve relative to current levels, the Company’s ability to maintain compliance with this financial covenant could be materially jeopardized.

SCHEDULE II

PILGRIM’S PRIDE CORPORATION

VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions		Deductions		Ending Balance
		Charged to Costs and Expenses	Charged to Other Accounts
	(In thousands)
Trade Accounts and Other Receivables—
Allowance for Doubtful Accounts:
Twelve months ended December 26, 2010	$5,752	$887	$—	$576	(a)	$6,063
Three months ended December 27, 2009	4,815	684	—	(253)	(a)	5,752
Twelve months ended September 26, 2009	4,701	1,868	—	1,754	(a)	4,815
Twelve months ended September 27, 2008	5,017	1,956	—	2,272	(a)	4,701

Trade Accounts and Other Receivables—
Allowance for Sales Adjustments:
Twelve months ended December 26, 2010	$7,999	$121,383	$—	$106,453	(b)	$22,929
Three months ended December 27, 2009	7,463	23,622	—	23,086	(b)	7,999
Twelve months ended September 26, 2009	6,129	126,101	—	124,767	(b)	7,463
Twelve months ended September 27, 2008	7,792	142,895	—	144,558	(b)	6,129

Deferred Tax Assets—
Valuation Allowance:
Twelve months ended December 26, 2010	$59,795	$—	$—	$5,857	(c)	$53,938
Three months ended December 27, 2009	164,821	2,025	—	107,051	(c)	59,795
Twelve months ended September 26, 2009	71,158	93,663	—	—	(c)	164,821
Twelve months ended September 27, 2008	308	70,850	—	—	(c)	71,158

(a)	Uncollectible accounts written off, net of recoveries.
(b)	Deductions either written off, rebilled or reclassified as liabilities for market development fund rebates.
(c)	Reductions in the valuation allowance.